Exhibit 10.11

AGREEMENT AND PLAN OF MERGER

                THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is entered into this 30th day of August, 2001 by and between (a) Hispanic Television Networks, Inc., a Delaware corporation (“HTVN”), and Cubico.com Acquisition, Inc., a Delaware corporation to be formed and to be a wholly-owned subsidiary of HTVN (the “Subsidiary”), on the one hand, and (b) Cubico.com, Inc., a California corporation (“Cubico”), and Hector Saldaña and Luis Saldaña, each a shareholder of Cubico (referred to hereinafter singly as a “Shareholder” and collectively as the “Shareholders”), on the other hand.

RECITALS:

                WHEREAS, the parties desire to merge Cubico with and into the Subsidiary (with the Subsidiary being the surviving corporation), upon the terms and subject to the conditions set forth in this Agreement;

AGREEMENT:

                NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE MERGER

                1.1           The Merger.  In accordance with the provisions of this Agreement, at the Effective Time (as hereinafter defined), Cubico shall be merged with and into the Subsidiary (the “Merger”), which shall be the surviving corporation and shall continue its corporate existence under the laws of the State of Delaware under the name “Cubico.com, Inc.” (the “Surviving Corporation”) unimpaired and unaffected by the Merger.  The separate corporate existence of Cubico shall cease at the Effective Time.  Cubico and the Subsidiary are sometimes hereinafter collectively referred to as the “Constituent Corporations.”

                1.2           Effective Time.  Unless the Agreement is terminated pursuant to Section 10, the Merger shall become effective at the time of (a) the acceptance of the filing of a Certificate of Merger with the Secretary of State of Delaware in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), and (b) the acceptance of the filing of an Agreement of Merger with the Secretary of State of California in accordance with the provisions of the California Corporation Code (the “CCC”).  Cubico and the Subsidiary agree to file the aforementioned Certificate of Merger and Agreementof Merger at the time of the Closing, as hereinafter defined.  The date and time when the Merger shall become effective is referred to herein as the “Effective Time.”

                1.3           Effect of the Merger.

                (a)           The Surviving Corporation shall, without transfer, thereupon and thereafter possess all assets and property of every description, and every interest therein, wherever located, and the rights privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, and be subject to all of the restrictions, disabilities, and duties of each of the Constituent Corporations, and all obligations of or belonging to or due to either of the Constituent Corporations, shall be vested in the Surviving Corporation without further act or deed; all assets and property of every description, and every interest therein, wherever located, and the rights privileges, immunities, powers, franchises, and authority shall thereafter be the property of the Surviving Corporation as effectively as when they were the property of the Constituent Corporations, and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of the Constituent Corporations existing as of the Effective Time shall be preserved unimpaired; and all debts, liabilities, and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred for or by it; and any action or proceeding, whether civil, criminal, or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in any such action or proceeding.

                (b)           All corporate acts, plans, policies, contracts, approvals, and authorizations of Cubico and its shareholders, Board of Directors, committees elected or appointed by its Board of Directors, officers, and agents that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to Cubico.  Any employees of Cubico at the Effective Time shall become employees of the Surviving Corporation.

                1.4           Closing.  The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of HTVN as soon as possible after the date of this Agreement, but in no event later than December 30, 2001 (the “Latest Closing Date”), except as mutually agreed to by HTVN, the Subsidiary and Cubico (the date of the Closing being referred to hereinafter as the “Closing Date”).

                1.5           Certificate of Incorporation, Bylaws, and Directors and Officers.

                (a)           The Certificate of Incorporation attached hereto as Exhibit A shall be the Certificate of Incorporation of the Surviving Corporation until amended as provided by law.

                (b)           The Bylaws attached hereto as Exhibit B shall be the Bylaws of the Surviving Corporation until amended as provided by law.

                (c)           The following persons shall be the directors of the Surviving Corporation, each to his seat in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors shall have been elected and qualified:

                                                                James A. Ryffel

                                                                Doug Miller

                                                                Michael Fletcher

                                                                Hector Saldaña

                                                                Luis Saldaña

                (d)           The following persons shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors shall have been elected and qualified:

                Name of Officer                                                   Offices

                Hector Saldaña                                                     Chief Executive Officer

                Michael Fletcher                                                  Chief Operating Officer,

                                                                                                Treasurer & Secretary

                Luis Saldaña                                                         Vice President

                1.6           Shareholder and Director Approvals.

                (a)           Cubico shall submit, for consideration, approval and adoption at Special Meetings of Shareholders convened as soon after the date hereof as is possible (or if feasible, by means of written consent in lieu of a Special Meeting), the Merger and all other actions contemplated by this Agreement that require approval and adoption by their respective shareholders.

                (b)           In submitting the Merger to its shareholders, Cubico agrees to furnish its shareholders with copies of HTVN’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2000 and copies of all of HTVN’s other filings with the U.S. Securities and Exchange Commission made thereafter.  Cubico agrees to use reasonable best efforts to procure from each of its shareholders such information and documentation (in form acceptable to HTVN) as HTVN may request to confirm that the issuance of HTVN securities in connection with the Merger pursuant to ARTICLE 2 below will be exempt from all applicable Federal and state securities offering registration requirements.

ARTICLE 2

CONVERSION OF SHARES

                2.1           Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                (a)           Each share of the common stock of the Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding after the Merger.

                (b)           Each share of Common Stock of Cubico issued and outstanding immediately prior to the Effective Time (“Cubico Common Stock”) (except for shares of Cubico Common Stock held as treasury shares of Cubico, all of which shall be retired and cancelled) shall automatically be converted by reason of the Merger and without any action by the holders thereof into and become one share of Common Stock of HTVN (“HTVN Common Stock”), such that an aggregate of 5,596,334 shares of HTVN Common Stock will be issued in connection with the Merger; the shares of Cubico Common Stock so converted shall cease to exist as such and shall exist only as shares of HTVN Common Stock.

                (c)           Each warrant or option to purchase a share of Cubico Common Stock outstanding immediately prior to the Effective Time shall continue outstanding as a warrant or option to purchase, in lieu of the right to purchase a share of Cubico Common Stock, one share of HTVN Common Stock upon the same terms and conditions (including the aggregate exercise price, vesting schedule and vesting credit) as applicable immediately prior to the Effective Time under the relevant warrant or option.

                (d)           HTVN’s transfer agent shall be instructed to issue the HTVN Common Stock pursuant to the terms of this Agreement.

                2.2           Exchange of Certificates.

                (a)           If the Merger is approved by the shareholders of Cubico after the Effective Time, each holder of an outstanding certificate or certificates representing shares of Cubico Common Stock may, but is not required to, surrender such certificate or certificates to Cubico along with such other documents as may reasonably be deemed necessary by Cubico, the Surviving Corporation or HTVN effectively to surrender and exchange such certificate or certificates. From and after the Effective Time and until certificates representing shares of Cubico Common Stock are surrendered for exchange or registration of transfer, all certificates that prior to the Effective Time of the Merger represented shares of Cubico Common Stock shall be deemed for all purposes to represent and evidence the number of shares of HTVN Common Stock into which they were so converted under the terms of Section 2.1(b) of this Agreement.

                (b)           After the Effective Time, whenever certificates that formerly represented Cubico Common Stock are presented for exchange or registration of transfer, HTVN shall cause to be issued in respect thereof certificates representing the number of shares of HTVN Common Stock into which the surrendered shares of Cubico Common Stock were so converted under the terms of Section 2.1(b) of this Agreement.  If certificates for HTVN Common Stock are to be delivered to or in the name of a person other than the person in whose name a surrendered certificate is registered, the surrendered certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting the transfer shall pay to HTVN all transfer or other taxes required by reason of the change in ownership or establish to HTVN’s satisfaction that such taxes have been or are not required to be paid.

                (c)           If any certificate formerly representing shares of Cubico Common Stock shall have been lost, stolen, or destroyed, upon the making of an affidavit in form and substance satisfactory to HTVN of that fact by the person claiming the certificate to be lost, stolen or destroyed and subject to such other conditions as HTVN may reasonably impose, HTVN shall issue in exchange for the lost, stolen or destroyed certificate a certificate representing the number of shares of HTVN Common Stock into which the shares of Cubico Common Stock represented by the lost, stolen, or destroyed certificate were so converted under the terms of Section 2.1(b) of this Agreement.  When authorizing the issuance of the shares of HTVN Common Stock in exchange therefor, HTVN may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such a certificate to give HTVN a bond or other indemnity in any amount reasonably satisfactory to HTVN against any claim arising against HTVN with respect to the stolen or destroyed certificate.

                (d)           All shares of HTVN Common Stock into which Cubico Common Stock shall have been converted pursuant to this Article 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be validly issued, fully paid, and nonassessable.

ARTICLE 3

DISSENTING SHAREHOLDERS

                3.1           Demand for Appraisal.  Notwithstanding any provision of this Agreement to the contrary, any shares of Cubico Common Stock held by a holder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive HTVN Common Stock pursuant to Section 2.2, but the holder thereof shall only be entitled to such rights as are granted by California Law.

                3.2           Withdrawal or Loss of Demand for Appraisal.  Notwithstanding the provisions of Section 3.1, if any holder of shares of Cubico Common Stock who demands appraisal of such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive HTVN Common Stock as provided in Section 2.1, without interest thereon, upon surrender of the certificate representing such shares.

                3.3           Notice of Demand for Appraisal.  Cubico shall give HTVN prompt notice of any written demands for appraisal of any shares of Cubico Common Stock, withdrawals of such demands, and any other instruments served pursuant to California Law and received by Cubico.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

                Each Shareholder hereby represents and warrant, jointly and severally, to HTVN and the Subsidiary that except as to the Shareholder Schedule of Exceptions attached hereto as Exhibit C:

                4.1           Organization and Standing of Cubico.  Cubico is a corporation duly organized, validly existing, and in good standing under the laws of the state of California.  Cubico has full requisite corporate power and authority to carry on its business as it is now being conducted, and to own, operate, and lease the properties now owned, operated, or leased by it.  Cubico is duly authorized and qualified to carry on its business in the manner as now conducted in each state in which authorization and qualification is required.  Schedule 4.1 sets forth a true, correct and complete list of all of the jurisdictions in which Cubico is qualified to do business as a foreign corporation.  Cubico has made available to HTVN and its representatives as requested true, correct and complete copies of the contents of Cubico’s minute book, which are accurate in all respects and set forth fully and fairly all of the Cubico’s transactions.

                4.2           Capitalization of Cubico.  The authorized capital stock of Cubico (the “Capital Stock”) consists of 20,000,000 shares of Cubico Common Stock, 3,218,334 of which were issued and outstanding prior to the consummation of the Merger, and 10,800,000 shares of Preferred Stock, 3,000,000 of which are designated Series A Preferred Stock, 2,378,000 of which are issued and outstanding and 7,800,000 of which are designated Series B Stock, none of which is issued and outstanding.  The shares of Capital Stock issued and outstanding prior to the consummation of the Merger are duly and validly authorized and issued and are fully paid and non–assessable, and were not issued in violation of the pre–emptive rights of any current or former shareholder.  The shares of Capital Stock issued and outstanding prior to the consummation of the Merger were issued, and all secondary transfers of such shares permitted by Cubico were made, in compliance with all applicable law (including, without limitation, available exemptions from the securities offering registration requirements of federal and state law).  Except as set forth on Schedule 4.2, no option, warrant, call, subscription, convertible security (other than the Preferred Stock) or commitment of any kind obligating Cubico to issue any Capital Stock exists.  Schedule 4.2 sets forth any and all compensation plans applicable to any of the officers, directors, or employees of Cubico under which compensation accrued or payable is determined, in whole or in part, by reference to Capital Stock.  Except as set forth on Schedule 4.2, there are no agreements or commitments obligating Cubico to repurchase or otherwise acquire any Capital Stock.

                4.3           Subsidiaries and Other Ventures.  Cubico has no subsidiaries or affiliated corporations, and owns no capital stock, bond, or other security of, or has any equity or proprietary interest in, any corporation, partnership, joint venture, trust, or unincorporated association.

                4.4           Ownership of Stock.  Schedule 4.4 sets forth the names of each shareholder of Cubico as well as the number shares owned by each shareholder as reflected on the books of the Cubico.  Each Shareholder, separately and not jointly, represents and warrants that such Shareholder owns the number of shares of Capital Stock set forth next to such Shareholder’s name on Schedule 4.4 hereto, free and clear of any mortgage, lien, security interest, claim, charge, pledge, encumbrance and any restriction on the transfer thereof of any nature whatsoever, and that none of such Shareholder’s shares of Capital Stock is subject to any voting trust, voting agreement, or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect to any such shares, other than as is otherwise provided for herein.

                4.5           Capacity to Enter into Agreement.  Cubico and each Shareholder has full right, power and authority to execute and deliver this Agreement and all other agreements, documents and instruments to be executed in connection herewith and perform its or his obligations hereunder and thereunder.  The execution and delivery by Cubico of this Agreement and all other agreements, documents and instruments to be executed by Cubico in connection herewith have been authorized by all necessary corporate action by Cubico, other than for the approval of the shareholders of Cubico, which will be sought pursuant to this Agreement.  When this Agreement and all other agreements, documents and instruments to be executed by Cubico or a Shareholder in connection herewith have been executed by Cubico or such Shareholder (as the case may be) and delivered to HTVN and the Subsidiary, this Agreement and such other agreements, documents and instruments will constitute the valid and binding agreements of Cubico or such Shareholder (as the case may be), enforceable against Cubico or such Shareholder (as the case may be) in accordance with their respective terms, except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                4.6           Conflicts.  Except as set forth in Schedule 4.6 hereto, the execution, delivery, and consummation of the transactions contemplated by this Agreement will not (a) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any contract to which Cubico or any Shareholder is a party or by which Cubico or any Shareholder is bound or by which any of the assets of Cubico or any Shareholder is bound or affected, (b) violate any judgment against, or binding upon, Cubico or any Shareholder or upon the assets of Cubico or any Shareholder, (c) result in the creation of any lien, charge or encumbrance upon any assets of Cubico or any Shareholder pursuant to the terms of any such contract, or (d) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of Cubico.

                4.7           Consents.  Except as set forth in Schedule 4.7 hereto, no consent from, or other approval of, any governmental entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by Cubico or any Shareholder, other than for the approval of the shareholders of Cubico, which will be sought pursuant to this Agreement.

                4.8           Financial Statements.  Cubico has delivered to HTVN or its representatives copies of the following financial statements (hereinafter collectively referred to as the “Financial Statements”):  an unaudited interim balance sheet of Cubico as of June 30, 2001 (the “Balance Sheet”), an unaudited interim statement of income of Cubico for the three-month period ended June 30, 2001, an unaudited interim balance sheet of Cubico as of March 31, 2001 and an unaudited interim statement of income of Cubico for the year ended March 31, 2001.  Except as set forth on Schedule 4.8 hereto,

                (a)           The Financial Statements are complete and correct, present fairly the financial condition of Cubico as at the respective dates thereof, and the results of operations for the respective periods covered thereby, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

                (b)           There is no basis for the assertion of any liabilities or obligations, either accrued, absolute, contingent, or otherwise, which might adversely affect the value, use, operation or enjoyment of the assets or business of Cubico, which liabilities or obligations are not expressly set forth on the Balance Sheet; and

                (c)           Cubico is not a party to or bound either absolutely or on a contingent basis by any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities or indebtedness of any other person (whether accrued, absolute, contingent or otherwise).

                4.9           Absence of Certain Changes and Events.  Except as set forth on Schedule 4.9 hereto, since the date of the Balance Sheet, there has not been:

                (a)           Any material adverse change in the financial condition, operations, business prospects, employee relations, customer relations, assets, liabilities (accrued, absolute, contingent, or otherwise) or income of Cubico, or the business of Cubico, from that shown on the Financial Statements;

                (b)           Any declaration, setting aside, or payment of any distribution in respect of the equity interests in Cubico, or any direct or indirect redemption, purchase, or any other acquisition of any such interests, except in the ordinary course of business consistent with past practice and to the extent not material;

                (c)           Any borrowing of, or agreement to borrow any funds or any debt, obligation, or liability (absolute or contingent) incurred by Cubico (whether or not presently outstanding) except current liabilities incurred, and obligations under agreements entered into in the ordinary course of business;

                (d)           Any mortgage, pledge, lien, security interest, charge, claim or other encumbrance created on or in any of Cubico’s properties or assets, except liens for current taxes not yet due and payable;

                (e)           Any sale, assignment, or transfer of Cubico’s assets, except in the ordinary course of business, any cancellation of any debts or claims owed to Cubico, any capital expenditures or commitments therefor exceeding in the aggregate $5,000, any damage, destruction or casualty loss exceeding in the aggregate $5,000 (whether or not covered by insurance), or any charitable contributions or pledges;

                (f)            Any amendment or termination of any contract, agreement, license, or arrangement to which Cubico is or was a party or to which any assets of Cubico are or were subject, which amendment or termination has had, or may be reasonably expected to have, a material adverse effect on the financial condition, properties, assets, liabilities (accrued, absolute, contingent, or otherwise), income or business of Cubico; or

                (g)           Any other material transaction by Cubico outside the ordinary course of business or any other event or condition pertaining to, and materially adversely affecting the operations, assets, liabilities (accrued, absolute, contingent, or otherwise), income or business of Cubico.

                4.10         Assets.  Schedule 4.10(a) contains a true, correct and complete list of each item of Cubico’s machinery, equipment, appliances, motor vehicles, fixtures, furniture, and furnishings as of the date set forth on Schedule 4.10(a) having a value of $250 or more; Schedule 4.10(b) contains a true, correct and complete list of Cubico’s inventories as of the date set forth on Schedule 4.10(b); Schedule 4.10(c) contains a true, correct and complete list of Cubico’s accounts receivable with an accurate aging of the accounts receivable, all as of the date set forth on Schedule 4.10(c); and Schedule 4.10(d) contains a true, correct and complete list of each bank in which Cubico has an account or safe deposit box, the account number, the account name and type of account, the names of all persons authorized to draw thereon and have access thereto as of the date hereof, and a list of all powers of attorney given by Cubico to any person for any purpose.  Except as set forth on Schedule 4.10 hereto,

                (a)           Cubico has good and indefeasible title to all of its properties, interests in properties, and assets, real and personal, reflected on Schedules 4.10(a), 4.10(b), 4.10(c), 4.10(d), 4.11, 4.12 and 4.13 hereto, free and clear of all mortgages, liens, pledges, charges, or encumbrances of any nature whatsoever, except liens for current taxes not yet due and payable;

                (b)           All of Cubico’s machinery, equipment, appliances, motor vehicles and fixtures reflected on Schedule 4.10(b) hereto or acquired thereafter is in good operating condition and repair, subject only to ordinary wear and tear;

                (c)           All of the inventories of Cubico reflected on Schedule 4.10(c) hereto or acquired thereafter (including, without limitation, raw materials, spare parts and supplies, work–in–process, finished goods) consist of items of a quality, condition and quantity useable and saleable in the normal course of business; and

                (d)           All of the accounts receivable of Cubico reflected on Schedule 4.10(d) hereto or created thereafter are valid, subsisting, and genuine, arose out of bona fide transactions and are current and collectible, subject to reserves reflected on the Balance Sheet.

                4.11         Contracts.  Schedule 4.11 contains a true, correct and complete list of Cubico’s contracts, agreements, commitments and leases, whether or not made in the ordinary course of business, that either (a) involve or may involve aggregate payments by or to Cubico exceeding $10,000 per year; (b) are not by their terms terminable by Cubico without premium or penalty within 30 or fewer days notice, or (c) otherwise materially adversely affect or, to the knowledge of Cubico, might materially adversely affect the financial condition, property, assets, liabilities (accrued, absolute, contingent, or otherwise), income or business of Cubico.  Except as set forth on Schedule 4.11 hereto,

                (a)           All leases, contracts, agreements, arrangement or commitments to which Cubico is a party are in good standing, valid, and effective; and

                (b)           There is not, under any such lease, contract, agreement, arrangement or commitment, any existing or prospective default or event of default by Cubico or event which with notice or lapse of time, or both would constitute a default and in respect to which Cubico has not taken adequate steps to prevent a default from occurring; and, to the knowledge of each of the Shareholders, no other party to any such lease, contract, agreement, arrangement or commitment, is in default or breach thereof nor has any event occurred which with notice or lapse of time would constitute a breach or default of any of such lease, contract, agreement, arrangement or commitment.

                4.12         Permits.  Schedule 4.12 contains a true, correct and complete list of Cubico’s licenses, permits and authorizations.  Except as set forth on Schedule 4.12 hereto,

                (a)           Cubico holds all licenses, permits and authorizations required to carry on its business, and all such licenses, permits and authorizations are in good standing;

                (b)           Cubico is in full compliance with and not in default or violation with respect to any term or provision of any of its licenses, permits and authorizations;

                (c)           No notice of pending, threatened, or possible violation or investigation in connection with, or loss of, any license, permit, or authorization of Cubico, has been received by Cubico;

                (d)           Neither of the Shareholders has any knowledge that the issuance of such a notice is being considered or of any facts or circumstances which form the basis for the issuance of such a notice; and

                (e)           No license, permit, or authorization of Cubico is affected by the transactions provided for herein or contemplated hereby.

                4.13         Intellectual Property.  Schedule 4.13 contains a listing and summary description of all of Cubico’s patents, trademarks, service marks, trade names, business names, copyrights, and registered designs, and applications and registrations thereof, trade secrets, confidential know–how and other intellectual property, including, but not limited to, product formulations, drawings, technical specifications, manufacturing data, and test and development data (the foregoing intellectual property is collectively referred to hereinafter as the “Intellectual Property”).  Except as set forth on Schedule 4.13 hereto,

                (a)           Cubico possesses all Intellectual Property necessary to the conduct of its businesses, and (in the reasonable opinion of each Shareholder) the loss or expiration of any Intellectual Property or group of Intellectual Property would not have an adverse effect on the conduct of its businesses;

                (b)           No such loss or expiration is pending nor (to the best knowledge or belief of each Shareholder) threatened or reasonably foreseeable;

                (c)           Cubico owns all right, title, and interest in and to all of the Intellectual Property;

                (d)           There have been no claims made against Cubico for the assertion of the invalidity, abuse, misuse, or unenforceability of any of such rights, and there are no reasonable grounds for the same;

                (e)           Cubico has not received a notice of conflict with the asserted rights of others; and

                (f)            The conduct of Cubico’s business has not infringed any Intellectual Property of others and, the Intellectual Property of Cubico has not been infringed by other persons.

                4.14         Employees.  Schedule 4.14 sets forth a true, correct and complete list of all of the employees of Cubico, their respective lengths of service and their respective salaries or wage rates.  Except as set forth on Schedule 4.14 hereto,

                (a)           Cubico is not a party as an employer to any employment contract, agreement or understanding which is not terminable at will without any penalty, liquidated damages or other required payment;

                (b)           Cubico has satisfied all salaries, wages, unemployment insurance premiums, worker compensation payments, income tax, FICA and other deductions and any like payments required by law; and

                (c)           Cubico’s employees are not unionized, and to the knowledge of each of the Shareholders, there have not been attempts to unionize them.

                4.15         Employee Benefit Plans.  Schedule 4.15 sets forth a true, correct and complete list of all of the Employee Benefit Plans of Cubico.  Cubico has made true and correct copies of all governing instruments and related agreements pertaining to such benefit plans available to HTVN and its representatives as requested.  Except as set forth on Schedule 4.15 hereto,

                (a)           Neither Cubico nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan;

                (b)           No individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employee Benefit Plan including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement;

                (c)           No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither Cubico nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 4971 et. seq. of the Code, or for penalties under ERISA Section 502(c), (i) or (1) with respect to any Employee Benefit Plan nor, to the knowledge of each of the Shareholders, is there a basis for any such claim.  No officer, director or employee of Cubico has committed a breach of any material responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan;

                (d)           Other than routine claims for benefits, there is no claim pending or to the knowledge of each of the Shareholders threatened, involving any Employee Benefit Plan by any person against such plan or Cubico or any ERISA Affiliate.  There is no pending or to the knowledge of each of the Shareholders threatened proceeding involving any Employee Benefit Plan before the Internal Revenue Service, the U.S. Department of Labor or any other governmental authority;

                (e)           There is no material violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Employee Benefit Plan;

                (f)            Each Employee Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code.  Cubico and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Benefit Plan and applicable law or required to be paid as expenses under such Employee Benefit Plan.  Each Employer Benefit Plan intended to be qualified under Code Section 401(a) has received a determination letter to that effect from the Internal Revenue Service (“IRS”) or has remaining a period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendment necessary to obtain favorable determination as to the qualified status of each such plan and to the knowledge of Cubico and each of the Shareholders, and no event has occurred and no amendment has been made that would adversely affect such qualified status;

                (g)           With respect to any group health plans maintained by Cubico or its ERISA Affiliates, whether or not for the benefit of Cubico’s employees, Cubico and its ERISA Affiliate have complied in all material respects with the provisions of Part 6 of Title I of ERISA and 4980B of the Code.  Cubico is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including without limitation any group health plan, or pursuant to any agreement or understanding, except as may be required by COBRA or other applicable statute; and

                (h)           Cubico has made available to HTVN a copy of the three (3) most recently filed federal Form 5500 series and accountant’s opinion, if applicable and available, for each Employee Benefit Plan and all applicable Internal Revenue Service determination letters.

                For purposes of this Section 4.15, the following definitions shall apply:

                (t)            “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

                (u)           “Code” means the Internal Revenue Code of 1986, as amended.

                (v)           “Employee Benefit Plan means any employee benefit plan, as defined in Section 3(3) of ERISA, that is sponsored or contributed to by Cubico or any ERISA Affiliate covering employees or former employees of Cubico.

                (w)          “Employee Pension Benefit Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA.

                (x)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

                (y)           “ERISA Affiliate” of any person means any other person that, together with such person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

                (z)            “Prohibited Transaction” means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

                4.16         Litigation.  Except as set forth on Schedule 4.16 hereto,

                (a)           There is no pending suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation to which Cubico is a party or which (to the knowledge of each of the Shareholders) adversely affects or might adversely affect Cubico;

                (b)           Cubico is not in default with respect to any judgment, order, writ, injunction, decree, or award applicable to it of any court or other governmental instrumentality or arbitrator; and

                (c)           There is no action, suit, proceeding, or claim pending or, to the knowledge of each of the Shareholders, threatened against Cubico by persons not a party to this Agreement wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise adversely affect the consummation of the transactions contemplated by this Agreement.

                4.17         Compliance with Law.  Except as set forth on Schedule 4.17 hereto,

                (a)           Cubico is not in violation of, or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable law, rule, regulation, permit, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, including without limitation, any laws, ordinances, rules, regulations, permits, or orders relating to the business of Cubico, or the business operations and practices, health and safety, and employment practices of Cubico;

                (b)           Cubico is not delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency, or instrumentality, or with any trade association or certification organization that has in the past certified or endorsed the business of Cubico; and

                (c)           Cubico is not delinquent with respect to any reports required by private covenants or agreements to which it is a party.

                4.18         Taxes.  Cubico has delivered to HTVN or its representatives as requested true, correct and complete copies of all federal, state, and other appropriate jurisdictional tax returns, reports, and estimates that have been filed by Cubico (collectively, the “Returns”).  Except as set forth on Schedule 4.18 hereto,

                (a)           Each of the Returns is complete, proper and accurate and has been timely filed with appropriate governmental agencies by Cubico for each period for which such Return was due;

                (b)           All taxes shown by the Returns to be due and payable have been timely paid;

                (c)           The tax provision and accruals reflected in the Balance Sheet are adequate to cover the liability at the date thereof for all taxes based on income, sales, business, or assets, as well as any other taxes;

                (d)           Cubico has not given or been requested to give, or executed, any extension of time or waiver of any statute of limitations with respect to federal, state, or other political subdivision income or other tax for any period;

                (e)           Cubico has not received any notice of deficiency or assessment issued or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority; and

                (f)            There is no pending audit or inquiry of Cubico, nor has Cubico received any oral or written notice of any proposed audit or inquiry by any taxing authority or jurisdiction.

                4.19         Insurance.  Schedule 4.19 contains a true, correct and complete list of all insurance policies either maintained by Cubico or maintained by any other person which relates to Cubico or its assets in any manner as of the date hereof (collectively, the “Insurance Policies”).  Cubico has heretofore delivered to HTVN or its representatives as requested true, correct and complete copies of all Insurance Policies requested.  Except as set forth on Schedule 4.19 hereto,

                (a)           All Insurance Policies are still in full force and effect, and all premiums due thereon have been paid;

                (b)           Cubico has complied in all material respects with the provisions of all Insurance Policies;

                (c)           No claim is pending under any of the Insurance Policies;

                (d)           There are no outstanding requirements or recommendations by any insurance company that issued any of the Insurance which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or assets of, Cubico; and

                (e)           Cubico has not received any notice or other communication from any such insurance company within the three (3) years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of the Insurance Policies, and (to each of the Shareholders’s knowledge) no such cancellation, amendment or increase of premiums is threatened.

                4.20         Environmental Matters.  Except as set forth on Schedule 4.20 hereto,

                (a)           Cubico is in compliance with all applicable federal, state and local laws and regulations relating to Hazardous Materials (as defined below) including, but not limited to, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials;

                (b)           Cubico has not received any notice from any governmental agency with respect to any alleged violation by it of any applicable federal, state or local Hazardous Materials statutes and regulations in connection with Cubico’s operations, nor does either of the Shareholders know of any basis for any investigation or proceeding against it by any federal, state or local environmental or health and safety enforcement agency in connection with the operation of the business;

                (c)           To the best of each Shareholders’ knowledge, Cubico has not been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such laws and regulations, either now or at any time during the past five years, and so far as each of the Shareholders is aware, there are no such threatened or proposed violations with respect to such locations;

                (d)           There are no permits, licenses, consents, filings or other approvals required to be obtained or made by laws and regulations relating to Hazardous Materials in connection with Cubico’s business;

                (e)           Cubico is not a party to any contract or other agreement relating to the storage, transportation, treatment or disposal of Hazardous Materials;

                (f)            To the best of each Shareholders’ knowledge, there are no claims or facts or circumstances that either of the Shareholders reasonably believes could form the basis for the assertion of any claim relating to environmental matters involving Cubico, including, but not limited to, any claim arising from past or present practices of the business of Cubico, or with respect to properties now or previously owned or leased, as asserted under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S. 9601-9657 and any amendments thereto (“CERLA”), or the Resource Conservation and Recovery Act, 42 U.S. ‘‘6901-6987 and any amendments thereto (“RCRA”), any other federal, state or local environmental statute, or the generation, use, treatment, disposal, discharge, ownership, operation, transportation, storage of Hazardous Materials, or any other related act or omission of Cubico;

                (g)           Cubico is not subject to any remedial obligation under applicable law or administrative order or decree pertaining to environmental, health or safety statutes or regulations, including, without limitation, CERLA, RCRA or any similar state statute;

                (h)           No Shareholder has any reason to believe that any Hazardous Material or other substances known or suspected to pose a threat to health or the environmental have been disposed of or otherwise released on or near any real property or improvements of Cubico, and there are no off-site locations where Hazardous Materials associated in any way with Cubico have been generated, used, collected, treated, stored, transported, recycled, discharged or disposed of; and

                (i)            To the best of each of the Shareholders’ knowledge and belief, after diligent investigation and inquiry, no real property is owned or leased by Cubico that is on any federal or state “Superfund” list or subject to any environmentally related liens, and no claim has been made or threatened alleging damages arising from any Hazardous Materials or other substances known or suspected to pose a threat to health or the environment.

                The term “Hazardous Materials” shall mean materials, substances, waste or by-products defined as “hazardous substances”, “hazardous wastes” or “solid wastes” in CERLA, RCRA or any other federal, state or local environmental statute or regulation or any unwholesome toxic or radioactive material.

                4.21         Transactions with Affiliated Parties.  Except as set forth on Schedule 4.21 hereto,

                (a)           There are no transactions currently engaged in between Cubico and any party affiliated with Cubico (other than transactions inherent in the normal capacities of shareholders, officers, directors, or employees);

                (b)           Except for the ownership of non–controlling interests in securities of corporations the shares of which are publicly traded, neither Shareholder and (to the best of each of the Shareholders’ knowledge) no party affiliated with Cubico has any investment or ownership interest, directly, indirectly, or beneficially, in any competitor or potential competitor, major supplier, or customer of Cubico; and

                (c)           Other than as contemplated by this Agreement, there are no agreements to which Cubico is a party under which the transactions contemplated by this Agreement (i) will require payment by Cubico or any consent or waiver from any shareholder, officer, director, employee, consultant or agent of Cubico, or (ii) will result in any change in the nature of any rights of any shareholder, officer, director, employee, consultant or agent of Cubico under any such agreement.

                4.22         Securities Representations.  Each Shareholder believes that he is familiar with the business and financial condition, properties, operations and prospects of HTVN, he has been given full access to all material information concerning the condition, properties, operations and prospects of HTVN, and he has had an opportunity to ask such questions of, and to receive such information from, HTVN as he has desired and to obtain any additional information necessary to verify the accuracy of the information and data received; he has such knowledge, skill and experience in business, financial and investment matters so that he is capable of evaluating the merits and risks of an acquisition of HTVN Common Stock; he alone or with his purchaser representative has reviewed his financial condition and commitments and that, based on such review, he is satisfied that he (a) has adequate means of providing for contingencies, (b) has no present or contemplated future need to dispose of all or any of HTVN Common Stock to satisfy existing or contemplated undertakings, needs or indebtedness, (c) is capable of bearing the economic risk of the ownership of HTVN Common Stock for the indefinite future, and (d) has assets or sources of income which, taken together, are more than sufficient so that he could bear the loss of the entire value of HTVN Common Stock; he is acquiring HTVN Common Stock solely for his own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of HTVN Common Stock, except pursuant to registration or an exemption therefrom; he understands that HTVN Common Stock has not been registered under the Securities Act of 1933 or any state securities laws and therefore HTVN Common Stock is “restricted” under such laws; and he has not offered or sold any portion of HTVN Common Stock and has no present intention of reselling or otherwise disposing of any portion of HTVN Common Stock either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance until such time as the HTVN Common Stock has been registered or an exemption from registration exists.

                4.23         Finder’s Fees; Certain Expenses.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Cubico and the Shareholders and their counsel directly with HTVN and the Subsidiary and their counsel, without the intervention of any other person as the result of any act of any of them, and as far as is known to each of the Shareholders, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee, or any similar payment.

                4.24         Untrue Statements.  This Agreement, the schedules and exhibits hereto, and all other documents and information furnished by Cubico or either of the Shareholders, or any of their respective representatives pursuant hereto or in connection herewith, do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading or otherwise.

ARTICLE 5

REPRESENTATIONS, WARRANTIES, AND AGREEMENTS

OF THE SUBSIDIARY

                The Subsidiary hereby represents and warrants to Cubico and each Shareholder that immediately after the formation of the Subsidiary the following representations and warranties shall be true except as to the HTVN Schedule of Exceptions attached hereto as Exhibit D:

                5.1.          Organization and Standing of the Subsidiary.  The Subsidiary is a corporation  duly organized, validly existing and in good standing under the laws of the state of Delaware.  The Subsidiary has full requisite corporate power and authority to carry on its business as it is now being conducted, and to own, operate, and lease the properties now owned, operated, or leased by it.

                5.2           Capacity to Enter into Agreement.  The Subsidiary has full right, power and authority to execute and deliver this Agreement and all other agreements, documents and instruments to be executed in connection herewith and perform such its obligations hereunder and thereunder.  The execution and delivery by the Subsidiary of this Agreement and all other agreements, documents and instruments to be executed by the Subsidiary in connection herewith have been authorized by all necessary corporate action by the Subsidiary.  When this Agreement and all other agreements, documents and instruments to be executed by the Subsidiary in connection herewith have been executed by the Subsidiary and delivered to Cubico, this Agreement and such other agreements, documents and instruments will constitute the valid and binding agreements of the Subsidiary, enforceable against the Subsidiary in accordance with their respective terms, except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                5.3           Conflicts.  The execution, delivery, and consummation of the transactions contemplated by this Agreement will not (a) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any contract to which the Subsidiary is a party or by which the Subsidiary is bound or by which any of the assets of the Subsidiary is bound or affected, (b) violate any judgment against, or binding upon, the Subsidiary or upon the assets of the Subsidiary, (c) result in the creation of any lien, charge or encumbrance upon any assets of the Subsidiary pursuant to the terms of any such contract, or (d) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of the Subsidiary.

                5.4           Consents.  No consent from, or other approval of, any governmental entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by the Subsidiary, other than for the approval of the sole shareholders of the Subsidiary, which will be sought pursuant to this Agreement.

                5.5           Litigation.  There is no action, suit, proceeding, or claim pending or, to the knowledge of the Subsidiary, threatened against the Subsidiary by persons not a party to this Agreement wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise adversely affect the consummation of the transactions contemplated by this Agreement.

                5.6           Finder’s Fees.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Subsidiary and its counsel directly with Cubico and the Shareholders and their counsel, without the intervention of any other person as the result of any act by the Subsidiary, and so far as is known to the Subsidiary, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finders’ fee, or any similar payment.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF HTVN

                HTVN hereby represents and warrants to Cubico and each Shareholder that except as to the HTVN Schedule of Exceptions attached hereto as Exhibit D:

                6.1.          Organization and Standing of HTVN.  HTVN is a corporation  duly organized, validly existing and in good standing under the laws of the state of Delaware.  HTVN has full requisite corporate power and authority to carry on its business as it is now being conducted, and to own, operate, and lease the properties now owned, operated, or leased by it.

                6.2           Capacity to Enter into Agreement.  HTVN has full right, power and authority to execute and deliver this Agreement and all other agreements, documents and instruments to be executed in connection herewith and perform such its obligations hereunder and thereunder.  The execution and delivery by HTVN of this Agreement and all other agreements, documents and instruments to be executed by HTVN in connection herewith have been authorized by all necessary corporate action by HTVN.  When this Agreement and all other agreements, documents and instruments to be executed by HTVN in connection are executed by HTVN and delivered to Cubico, this Agreement and such other agreements, documents and instruments will constitute the valid and binding agreements of HTVN, enforceable against HTVN in accordance with their respective terms, except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                6.3           Conflicts.  Except as set forth in Schedule 6.3 hereto, the execution, delivery, and consummation of the transactions contemplated by this Agreement will not (a) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any contract to which HTVN is a party or by which HTVN is bound or by which any of the assets of HTVN is bound or affected, (b) violate any judgment against, or binding upon, HTVN or upon the assets of HTVN, (c) result in the creation of any lien, charge or encumbrance upon any assets of HTVN pursuant to the terms of any such contract, or (d) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of HTVN.

                6.4           Consents.  Except as set forth in Schedule 6.4 hereto, no consent from, or other approval of, any governmental entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by HTVN.

                6.5           Litigation.  There is no action, suit, proceeding, or claim pending or, to the knowledge of HTVN, threatened against HTVN by persons not a party to this Agreement wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise adversely affect the consummation of the transactions contemplated by this Agreement.

                6.6           Finder’s Fees.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by HTVN and its counsel directly with Cubico and the Shareholders and their counsel, without the intervention of any other person as the result of any act by HTVN, and so far as is known to HTVN, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finders’ fee, or any similar payment.

                6.7           Valid Issuance.  Each share of HTVN Common Stock to be issued to the shareholders of Cubico in connection with the Merger shall (when issued in accordance with this Agreement) be duly and validly authorized and issued, fully paid and non-assessable.

                6.8           Capital Structure.  The authorized stock of HTVN consists of 200,000,000 shares of Common Stock, of which 133,037,352 shares are issued and outstanding and 20,000,000 shares of Preferred Stock, of which 38,889 are issued and outstanding.  All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and non-assessable and are free of any liens or encumberances other than any liens or encumberances created by or imposed upon the holders thereof.

                6.9           SEC Documents; HTVN Financial Statements.  HTVN has furnished or made available to Cubico true and complete copies of HTVN’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 and of all other reports or registration statements filed by HTVN with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the  “Exchange Act”) on or after January 1, 2001, all in the form so filed (all of the foregoing being collectively referred to as the  “SEC Documents”).  As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC.  The financial statements of HTVN, including the notes thereto, included in the SEC Documents (the  “HTVN Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of HTVN at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).  There has been no change in HTVN accounting policies except as described in the notes to the HTVN Financial Statements.

                6.10         No Material Adverse Change.  Since the date of the balance sheet included in HTVN’s most recently filed report on Form 10-QSB, HTVN has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of HTVN; (b) any amendment or change in the Certificate of Incorporation or Bylaws of HTVN; or (c) any damage to, destruction or loss of any assets of HTVN, (whether or not covered by insurance) that materially and adversely affects the financial condition or business of HTVN.

ARTICLE 7

COVENANTS

                7.1           Conduct of Business of Cubico.  Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, unless otherwise agreed to in writing by HTVN, Cubico shall conduct its business in the ordinary course consistent with past practice and shall use reasonable efforts to preserve intact its business.  Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or as otherwise agreed to in writing by HTVN, prior to the Effective Time, Cubico shall not (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) any shares of Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Capital Stock, or any options, warrants, calls, rights, commitments or any other agreements of any character to purchase or acquire any shares of Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any such shares of Capital Stock, other than the issuance of shares of Cubico Common Stock upon the exercise of outstanding options to purchase Cubico Common Stock or the issuance of Cubico Common Stock upon the conversion of shares of Cubico Preferred Stock, or grant or accelerate any right to convert or exchange any securities of Cubico for Cubico Common Stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of Cubico Common Stock outstanding on the date hereof; (b) redeem or otherwise acquire, or propose to redeem or otherwise acquire, any of the outstanding equity securities of Cubico, except in the ordinary course of business consistent with past practice and to the extent not material; (c) declare, set aside or pay any dividend or other distribution in respect of any shares of Capital Stock; (d) make any acquisition, by means of a merger or otherwise, of a material amount of assets or securities, other than acquisitions in the ordinary course consistent with past practice; (e) agree to any sale, lease, encumbrance or other disposition of a material amount of assets or securities or any material change in its capitalization, other than sales or other dispositions in the ordinary course consistent with past practice; (f) enter into any material contract other than in the ordinary course of business or agree to any release or relinquishment of any material contract rights; (g) incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course consistent with past practice; (h) propose or adopt any amendments to its Articles of Incorporation or Bylaws; (i) enter into any new employment, consulting, severance or indemnification agreement with any officer, director or key management employee; or (j) agree in writing or otherwise to take (i) any of the foregoing actions or (ii) any action which would make any representation or warranty of the Shareholders herein untrue or incorrect in any material respect.

                7.2           Acquisition Proposals. From and after the date hereof, Cubico shall not, directly or indirectly, and shall instruct its officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, Cubico.

                7.3           Access to Information.  Between the date hereof and the Effective Time, Cubico shall (a) give HTVN and its authorized representatives such access during regular business hours to Cubico’s books, records, properties, personnel and to such other information as HTVN reasonably request and shall instruct Cubico’ independent public accountants to provide access to their work papers and such other information as HTVN may reasonably request, and (b) cause its officers to furnish HTVN with such financial and operating data and other information with respect to the business and properties of Cubico as HTVN may reasonably request.

                7.4           Best Efforts.  Upon the terms and subject to the conditions hereof, all of the parties hereto agree to use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cooperate in connection with the foregoing, including using reasonable best efforts (a) to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements, and other instruments and obligations; (b) to obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state or local statute, rule or regulation; (c) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (d) promptly to effect all necessary filings and notifications.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation shall take all such action on behalf of Cubico and the Subsidiary.

                7.5           Completion of Audit.  Cubico agrees to complete the audit currently being conducted by the American Express Tax and Business Services unit of the American Express Company as of and for the year ended March 31, 2001 (the “Audit”).  Once the Audit has been completed, Cubico agrees to deliver promptly to HTVN copies of the resulting audited financial statements (the “Audited Financial Statements”).

                7.6           Voting Agreement.  Each Shareholder agrees to vote all shares of Cubico Common Stock owned by such Shareholder in favor of the Merger.  The voting obligations imposed by this Section 7.6 are secured by the proxy granted in this Section 7.6, and the holders of such proxy shall be entitled to exercise such proxy to fulfill the voting obligations under this Section 7.6 of the grantors of such proxy.  Each Shareholder, by these presents does hereby irrevocably make, constitute and appoint the James A. Ryffel and Doug Miller, acting collectively or singly, as such Shareholder’s  true and lawful proxies, agents and attorneys–in–fact for the limited purpose and with the limited authority as herein expressed, to act for, on behalf of, and in such Shareholder’s name, place and stead, hereby giving and granting to said proxies, agents and attorneys–in–fact full power and authority, acting collectively or singly, to vote on behalf of such Shareholder in favor of the Merger to fulfill the voting obligations of such Shareholder pursuant to this Section 7.6 above.  The proxy granted by this Section 7.6 is irrevocable, but shall automatically terminate upon the earlier to occur of the termination of this Agreement or the consummation of the Merger.  The proxy granted by this Section 7.6 is coupled with an interest by virtue of the voting agreement provided for in this Section 7.6 above and certain other matters as well.  All certificates representing Cubico Common Stock now owned or that may hereafter be acquired by a Shareholder shall, at the request of HTVN, be endorsed on the back thereof with a legend describing the voting obligations imposed and the proxy granted by this Section 7.6.

                7.7           Piggy-Back Registration Rights.

                (a)           For purposes of this Section 7.7, all shares of HTVN Common Stock being issued in connection with Merger are referred to as the “Registrable Shares” and the persons who are to receive Registrable Shares are referred to as singly as a “Selling Stockholder” and collectively as the “Selling Stockholder.”

                (b)           If at any time within one year after the date of the Closing (in the case of any shareholder of Cubico other than the Shareholders) or within two years after the date of the Closing (in the case of a Shareholder) HTVN proposes to register any HTVN Common Stock under the Securities Act of 1933, as amended (the “Act”), for sale to the public for cash (and not for issuance pursuant to an employee benefit plan or in connection with an acquisition of another company or business), HTVN shall give written notice to the Selling Stockholders of its intention so to do at least 20 days prior to filing the related registration statement (the “Registration Statement”).  Upon the written request of a Selling Stockholder, given within 10 days after receipt of any such notice, to register any Registrable Shares, HTVN shall use its best efforts to cause all Registrable Shares, as to which registration shall have been so requested, to be included in the securities to be covered by the Registration Statement, all to the extent requisite to permit the sale or other disposition by the Selling Stockholder of the Registrable Shares requested to be so registered; provided, however, that:

                                (i)  If, at any time after giving such written notice of its intention to register any securities and prior to the effective date of the Registration Statement, HTVN shall determine for any reason not to register such securities, HTVN may, at its election, give written notice of such determination to the Selling Stockholders, and thereupon HTVN shall be relieved of its obligation to register any Registrable Shares in connection with such registration;

                                (ii)  If such registration involves an underwritten offering, the Selling Stockholders must sell their Registrable Shares to the underwriters selected by HTVN on the same terms and conditions as apply to HTVN (except as otherwise agreed to by HTVN in writing); and

                                (iii)  HTVN shall be obligated to keep the Registration Statement effective only for six months after its initial effective date.

The number of Registrable Shares to be included in an underwritten offering may be reduced, pro rata among all HTVN’s stockholders selling shares in the offering, in a ratio equal to the respective amounts of shares proposed to be sold by such stockholders, if and to the extent that the managing underwriter shall advise the Selling Stockholders and HTVN by letter of its belief that the number of securities requested to be registered exceeds the number that can be sold in (or during the term of) such offering without adversely affecting the marketing of the securities to be sold by HTVN.

                (c)           In connection with the registration provided for hereunder, the Selling Stockholders shall use reasonable efforts to cooperate with HTVN and shall furnish to HTVN in writing such information with respect to it and its proposed distribution as shall be reasonably necessary in order to assure compliance with federal and applicable state securities laws.

                (d)           HTVN shall pay all expenses incurred by HTVN in complying with its registration obligations pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, blue sky fees and expenses, printing expenses, fees and disbursements of counsel and independent public accountants for HTVN, all expenses of the underwriter customarily paid by issuers or sellers of securities (including fees of the National Association of Securities Dealers, Inc.), transfer taxes, escrow fees, fees of transfer agents and registrars, and costs of insurance.  The Selling Stockholders shall pay all underwriting discounts and selling commissions applicable to the sale of the Registrable Shares being registered.

                (e)           (i)  HTVN shall protect, indemnify and hold the Selling Stockholders, and their respective officers, directors, stockholders, attorneys, accountants, employees, affiliates, successors and assigns, harmless from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, investigations, judgments, losses, damages, injuries, liabilities, obligations, expenses and costs (including costs of litigation and attorneys’ fees), arising out of or based upon (aa) any untrue statement or alleged untrue statement of any material fact contained in or incorporated by reference into the Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, (bb) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (cc) any material violation by HTVN of any rule or regulation promulgated under Act applicable to HTVN and relating to action or inaction by HTVN in connection with any such registration; provided, however, that HTVN shall not be liable in the case of (aa) and (bb) above if and to the extent that the event otherwise giving rise to indemnification arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in conformity with information furnished by a person otherwise entitled to indemnification in writing specifically for use in the Registration Statement or prospectus or information contained in a writing that has been expressly approved by a person otherwise entitled to indemnification.

                                (ii)   Each Selling Stockholder shall protect, indemnify and hold HTVN and its officers, directors, stockholders, attorneys, accountants, employees, affiliates, successors and assigns, harmless from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, investigations, judgments, losses, damages, injuries, liabilities, obligations, expenses and costs (including costs of litigation and attorneys’ fees), arising out of or based upon (aa) any untrue statement or alleged untrue statement of any material fact contained in or incorporated by reference into the Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, (bb) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (cc) any material violation by such Selling Stockholder of any rule or regulation promulgated under the Act applicable to such Selling Stockholder and relating to action or inaction by such Selling Stockholder in connection with any such registration; provided, however, that such Selling Stockholder shall be liable in the case of (aa) and (bb) above only if and to the extent that the event giving rise to indemnification arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in conformity with information furnished by such Selling Stockholder in writing specifically for use in the Registration Statement or prospectus or information contained in a writing that has been expressly approved by such Selling Stockholder.

                                (iii)   Promptly after receipt by an indemnified party under this Section (e) of notice of the threat or commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party hereunder, notify each such indemnifying party in writing thereof, but the omission so to notify an indemnifying party shall not relieve it from any liability which it may have to any indemnified party to the extent that the indemnifying party is not prejudice as a result thereof.  In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section (e) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so elected; provided, however, that, if the defendants in any such action include both an indemnified party and an indemnifying party and the related indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be believed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.  No indemnifying party shall be subject to any liability for any settlement made without consent which shall not be unreasonably withheld.  No indemnifying party shall consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim or litigation.

                                (iv)          If the indemnification provided for in this Section 7.7 to any person is unavailable to or insufficient to hold harmless such indemnified party in respect of any losses, claims, damages, expenses or liabilities (or actions in respect thereof) referred to therein for any reason other than as specified herein, then the party required to provide indemnification under this Section 7.7 shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified parties on the other in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  With respect to any indemnified party, such relative fault shall also be determined by reference to the extent (if any) to which such losses, claims, damages, expenses or liabilities result from the fact that such indemnified party sold HTVN Common Stock to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the prospectus (or of the prospectus as then amended or supplemented if HTVN has previously furnished copies thereof to such indemnified party).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages, expenses or liabilities (or actions in respect thereof) referred to above in this paragraph (iv) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                7.8           Public Disclosure.  Unless otherwise required by law (including, without limitation, securities laws) or, as to HTVN, by the rules and regulations of the Nasdaq National Market, prior to the Effective Time, HTVN, the Subsidiary and Cubico shall consult with each other before making any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement, the transactions contemplated hereby or of any documents or other confidential information provided by either party, and no public announcement or press release regarding the subject matter of this Agreement or the transactions contemplated thereby shall be made by any party hereto unless approved by HTVN and Cubico prior to release, provided that such approval shall not be unreasonably withheld.

                7.9           Reorganization Matters.  The parties hereto intend (a) the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a) of the Code.  Neither HTVN, Cubico nor any of their respective affiliates shall take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

                7.10         Employee Benefit Plans.  On and after the Effective Time, HTVN shall, and shall cause its affiliates, to arrange for each participant (including without limitation all dependents) in the Cubico Employee Benefit Plans (“Cubico Participants”) to participate in a substantially similar plan, as determined on a plan-by-plan basis, of HTVN (or its applicable affiliate) (“HTVN Plans”).  Each employee that will continue on in the service of HTVN or any of its affiliates following the Effective Time (“Continuing Employees”) shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for all purposes (including without limitation) for eligibility to participate and vesting under HTVN Plans for years of service with Cubico (and its subsidiaries and predecessors) prior to the Effective Time.  HTVN shall then cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Cubico Participants and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any HTVN Plans in which they are eligible to participate after the Effective Time.

ARTICLE 8

INDEMNIFICATION

                8.1  Survival of Representations and Warranties.  All of the representations and warranties made by the parties hereto in this Agreement or pursuant hereto, shall be continuing and shall survive the closing hereof and the consummation of the transactions contemplated hereby, notwithstanding any investigation at any time made by or on behalf of any party hereto.

                8.2  Indemnification by Shareholders.  Each Shareholder, jointly and severally, shall protect, indemnify and hold harmless HTVN, the Subsidiary and the Surviving Corporation, from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, judgments, losses, damages, injuries, liabilities, obligations, expenses and costs (including costs of litigation and attorneys’ fees), arising from any breach of any agreement, representation or warranty made by either Shareholder in this Agreement.

                8.3  Indemnification by the Subsidiary.  The Subsidiary shall protect, indemnify and hold harmless Cubico and each Shareholder, from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, judgments, losses, damages, injuries, liabilities, obligations, expenses and costs (including costs of litigation and attorneys’ fees), arising from any breach of any agreement, representation or warranty made by the Subsidiary in this Agreement.

                8.4  Indemnification by HTVN.  HTVN shall protect, indemnify and hold harmless Cubico and each Shareholder, from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, judgments, losses, damages, injuries, liabilities, obligations, expenses and costs (including costs of litigation and attorneys’ fees), arising from any breach of any agreement, representation or warranty made by HTVN in this Agreement.

                8.5           Limitation on Liability.

                (a)           A party shall be liable to another party under this Article 8 only to the extent that the amount of claims for which the indemnified party is entitled to indemnification from the indemnifying party hereunder exceeds $75,000.00.

                (b)           The liability of an indemnifying party to an indemnified party under this Article 8 shall be limited to an amount equal to the product obtained by multiplying 1,000,000 times the closing price of HTVN Common Stock on the trading date preceding the Closing Date (such closing price being referred to hereinafter as the “Closing Price”).

                (c)           To the extent that the Shareholders are found to be liable under Section 8.2 above, the Shareholders shall be entitled to elect to satisfy such liability by means of HTVN Common Stock by giving written notice of such election to the indemnified party and by remitting to the indemnified party the lesser of (i) a number of shares of HTVN Common Stock having an aggregate market value, as of the close of the date preceding the notice required by this subsection (c), equalling the amount of the liability, or (ii) a number of shares of HTVN Common Stock which when multiplied by the Closing Price equals the amount of the liability, however in no instance shall each Shareholder be liable for any amount greater than 500,000 shares of HTVN Common Stock.

ARTICLE 9

CONDITIONS TO CLOSING

                9.1           Conditions to the Parties’ Obligations to Close.  The respective obligations of Cubico, the Subsidiary and HTVN to enter into the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                (a)           This Agreement and the Merger shall have been authorized and approved by the shareholders of Cubico in accordance with the provisions of Section 1201 of the CCC, by the sole shareholder of the Subsidiary in accordance with Section 252 of the DGCL; and

                (b)           As of the Effective Time, no action, suit or proceeding shall have been instituted or, to the knowledge of the parties, be pending or threatened before any court or other governmental body by any public agency or governmental authority seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby or to seek damages or other relief in connection therewith against any officer or director of Cubico, the Subsidiary or HTVN; and

                (c)           The affirmative vote of at least 95% of the outstanding shares of Cubico Common Stock; and

                (d)           HTVN shall have secured a commitment for a debt or equity round of financing of at least $15,000,000 prior to the Latest Closing Date.

                9.2           Further Conditions to Cubico’s and Shareholders’ Obligations to Close.  The obligations of Cubico and the Shareholders to enter into the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

                (a)           each of the representations and warranties of HTVN and the Subsidiary contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if each such representation and warranty were made at and as of the Closing, HTVN and the Subsidiary shall have performed in all respects all agreements and covenants required by this Agreement to be performed by them separately or collectively prior to or at the Closing, and at the Closing there shall be delivered to Shareholders and Cubico customary bring–down certificates (each dated as of the Closing, signed by HTVN and the Subsidiary) to the foregoing effects; and

                (b)           All holders of Cubico’s Preferred Stock shall have waived their liquidation preference as provided for in Cubico’s Articles of Incorporation or shall have converted the Preferred Stock held by them into shares of Cubico Common Stock, so that all shares of HTVN Common Stock being issued in connection with the Merger shall be distributed pro rata to all Cubico shareholders; and

                (c)           The legal research and analysis as to the availability and anticipated perfection of exemptions from all applicable Federal and state securities offering registration requirements relating to the issuance of the HTVN Common Stock in connection with the Merger shall have been completed and shall be satisfactory to Cubico; and

                (d)           Each of the persons whose name appears on Schedule 9.3(f) hereto shall have entered into an Employment Agreements in the form of Exhibit 9.3(f) hereto, providing for employment with the Subsidiary of the person who is the employee thereunder, for the salary and period of time indicated on Schedule 9.3(f) hereto with respect to such person; and

                (e)           Hector Saldaña shall have entered into a Consulting Agreement in the form of Exhibit 9.3(g) hereto.

                9.3           Further Conditions to the Subsidiary’s and HTVN Obligations to Close.  The obligations of the Subsidiary and HTVN to enter into the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

                (a)           each of the representations and warranties of the Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if each such representation and warranty were made at and as of the Closing, Shareholders and Cubico shall have performed in all respects all agreements and covenants required by this Agreement to be performed by them separately or collectively prior to or at the Closing, and at the Closing there shall be delivered to HTVN and the Subsidiary customary bring–down certificates (each dated as of the Closing, signed by Shareholders and Cubico) to the foregoing effects; and

                (b)           The business, legal, technical and financial due diligence of Cubico shall have been completed and shall be satisfactory to HTVN in its sole discretion; and

                (c)           The Audit shall have been completed and the Audited Financial Statements shall not materially adversely differ from the Financial Statement; and

                (d)           The legal research and analysis as to the availability and anticipated perfection of exemptions from all applicable Federal and state securities offering registration requirements relating to the issuance of the HTVN Common Stock in connection with the Merger shall have been completed and shall be satisfactory to HTVN in its sole discretion; and

                (e)           Hector Saldaña shall have entered into a Covenant Not to Compete in the form of Exhibit 9.3(e) hereto; and

                (f)            Luis Saldaña shall have entered into an Employment Agreement in the form of Exhibit 9.3(f) hereto, providing for employment with the Subsidiary, for the salary and period of time indicated on Schedule 9.3(f) hereto with respect to such person; and

                (g)           Hector Saldaña shall have entered into a Consulting Agreement in the form of Exhibit 9.3(g) hereto; and

                (h)           Each Shareholder shall have entered into a Release in the form of Exhibit 9.3(h) hereto; and

                (i)            Luis Saldaña shall have entered into a Non-Solicitation Agreement in the form of Exhibit 9.3(i) hereto; and

                (j)            The Subsidiary and HTVN shall have received all necessary consents to the Merger from HTVN’s senior lender or all amounts owed to such senior lender shall have been paid in full such that no such consent is required from it.

ARTICLE 10

ABANDONMENT OF MERGER

                10.01       Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after adoption and approval of this Agreement by the shareholders of Cubico:

                (a)           By mutual consent of the Boards of Directors of Cubico, the Subsidiary and HTVN; or

                (b)           By the Board of Directors of Cubico if any of the conditions set forth in Section 9.1 or 9.2 are not satisfied in any respect or waived by Cubico on or before the Closing, or if the Closing has not occurred before the end of business hours on the Latest Closing Date, other than due to a breach of this Agreement by Cubico; or

                (c)           By the Boards of Directors of HTVN and the Subsidiary if any of the conditions set forth in Section 9.1 or 9.3 are not satisfied in any respect or waived by HTVN and the Subsidiary on or before the Closing, or if the Closing has not occurred before the end of business hours on the Latest Closing Date, other than due to a breach of this Agreement by either of HTVN or the Subsidiary.

                10.2         Termination Fee.  If the Closing has not occurred before the end of business hours on the Latest Closing Date, other than due to a breach of this Agreement by Cubico or as a result of the termination of this Agreement by HTVN or the Subsidiary pursuant to Section 10.1(c) above, then HTVN shall issue to Cubico 2,798,167 shares of HTVN Common Stock (the “Termination Fee”), which Termination Fee may be waived in writing by Cubico, whereupon no party shall have any further obligations under this Agreement.

                10.3         Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01 above, this Agreement shall become wholly void and of no force or effect, without any liability or further obligation on the part of Cubico, either Shareholder, the Subsidiary or HTVN, and no party hereto shall have any claim against any other party hereto for such termination or event giving rise to the right to terminate, each party hereto hereby acknowledging that the right to terminate is the sole remedy for a breach of a representation or warranty or other event resulting in the failure of the Closing to occur.

ARTICLE 11

MISCELLANEOUS PROVISIONS

                11.1         Complete Agreement. This Agreement contains a complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof, and all prior negotiations and agreements between the parties are superseded by this Agreement.

                11.2         Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties at any time.  Any waiver, extension or amendment shall be evidenced by any instrument in writing executed on behalf of the appropriate party or parties or on its behalf by its Chairman, President or any Vice President or other person who has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf.

                11.3         Assignment; Binding Effect. This Agreement may not be assigned by either party without the written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

                11.4         Notices.  Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at such address as a party may specify by notice to the other.

                11.5         Governing Law. AS TO ALL MATTERS OF LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH DELAWARE LAW, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW.

                11.6         Headings. Any headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

                11.7         Execution of Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                11.8         Severability. If any provision of this Agreement is held or deemed to be, or in fact is, invalid, inoperative or unenforceable for any reason, this Agreement shall be construed as though such invalid, inoperative or unenforceable provision had never been contained in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

“HTVN”	“SUBSIDIARY”

HISPANIC TELEVISION NETWORKS, INC.,	CUBICO.COM ACQUISITION, INC.
a Delaware corporation	a Delaware corporation to be formed

By:_/s/James S. Ryffel	By: /s/ James A. Ryffel
Name: James A. Ryffel	Name: James A. Ryffel
Title: Chairman	Title: Chairman

“CUBICO”

CUBICO.COM, INC.,
a California corporation

By: /s/ Hector Saldana
Name: Hector Saldaña
Title: President and Chief Executive Officer

“SHAREHOLDERS”

/s/ Hector Saldana
Hector Saldaña	Luis Saldaña

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

CUBICO.COM ACQUISITION, INC.

                First:  The name of the Corporation is Cubico.com Acquisition, Inc.

                Second:  The name and address of the registered agent for service of process on the Corporation in the State of Delaware is Corporation Service Company, 1013 Center Road, New Castle County, Wilmington, Delaware 19805.

                Third:  The nature of the business, objects and purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                Fourth:  The total number of shares of capital stock which the Corporation shall have authority to issue is Sixty Million (60,000,000), divided into Fifty Million (50,000,000) shares of Common Stock of the par value of one cent ($0.01) per share and Ten Million (10,000,000) shares of Preferred Stock of the par value of one cent ($0.01) per share.

                                A.   No holder of Common Stock or Preferred Stock of the Corporation shall have any pre–emptive, preferential, or other right to purchase or subscribe for any shares of the unissued stock of the Corporation or of any stock of the Corporation to be issued by reason of any increase of the authorized capital stock of the Corporation or of the number of its shares, or of any warrants, options, or bonds, certificates of indebtedness, debentures, or other securities convertible into or carrying options or warrants to purchase stock of the Corporation or of any stock of the Corporation purchased by it or its nominee or nominees or other securities held in the treasury of the Corporation, whether issued or sold for cash or other consideration or as a dividend or otherwise, other than such rights, if any, as the Board of Directors in its discretion from time to time may grant and at such price as the Board of Directors in its discretion may fix.

                                B.   The holders of Common Stock shall have the right to one vote per share on all questions to the exclusion of all other classes of stock, except as by law expressly provided or as otherwise herein expressly provided with respect to the holders of any other class or classes of stock.

                                C.   The Board of Directors is authorized, subject to limitations prescribed by law, by resolution or resolutions to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the General Corporation Law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                                (1)  The number of shares constituting that series and the distinctive designation of that series;

                                (2)  The dividend rights and dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                                (3)  Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                                (4)  Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

                                (5)  Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in cash on redemption, which amount may vary under different conditions and at different redemption dates;

                                (6)  Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                                (7)  The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

                                (8)  Any other relative rights, preferences and limitations of that series; or

                                (9)  Any or all of the foregoing terms.

                                D.   Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors of the Corporation providing for the issue of any series of Preferred Stock created thereby, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors of the Corporation.  Should the number of shares of any series be so decreased, the shares constituting such decrease shall resume the status which they had prior to adoption of the resolution originally fixing the number of shares of such series.

                                E.   Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise), purchased or otherwise acquired by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified or reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions adopted by the Board of Directors of the Corporation providing for the issue of any series of Preferred Stock and to any filing required by law.

                Fifth:  The Corporation is to have perpetual existence.

                Sixth:  The number of directors constituting the initial Board of Directors is one, and the name and address of the person who is to serve as director until the first annual meeting of the stockholders or until their respective successors are elected and qualify are:

Name	Mailing Address

James A. Ryffel	6125 Airport Freeway, Suite 200 Fort Worth, Texas 76117

                Seventh:  In furtherance and not in limitation of the powers conferred by the General Corporation Law of Delaware, the Board of Directors is expressly authorized:

                                (1)  To make, alter or repeal the by–laws of the Corporation.

                                (2)  To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

                                (3)  To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                                (4)  By a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Any such committee, to the extent provided in the resolution or in the by–laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the by–laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

                                (5)  When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called upon such notice as is required by the General Corporation Law of Delaware, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including securities of any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation.

                Eighth:  To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                Ninth:  This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or any of its direct or indirect subsidiaries or while such a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.  Such indemnification shall not be exclusive or other indemnification rights arising under any bylaws, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.  Any person seeking indemnification under this Article Ninth shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

                Tenth:  In connection with the exercise of its judgement in determining what is in the best interest of the Corporation and of the stockholders, when evaluating a Business Combination, the Board of Directors of the Corporation is hereby expressly authorized to consider, in addition to the adequacy of the consideration to be paid in connection with such transaction, the following factors and any other factors which it deems relevant, including, without limitation:  (i) the long term interests of the Corporation's stockholders, including, among other factors, the consideration being offered in relation to (a) the then current market price of the Corporation's equity securities and the historical range of such prices, (b) the then current value of the Corporation in a freely negotiated transaction, and (c) the Board of Directors' then estimate of the future value of the Corporation as an independent entity; (ii) the economic, social and legal effects on the Corporation and its subsidiaries, including, among other factors, such effects on the Corporation's employees, customers, suppliers and the communities in which they operate or are located; (iii) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation, its subsidiaries, and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and (iv) the competence, experience and integrity of the acquiring person or person, and its or their management.  For purposes of this Article Tenth, "Business Combination" is defined as (a) a tender or exchange offer for any equity securities of the Corporation, (b) a proposal to merge or consolidate the Corporation with another company, (c) a proposal to purchase or otherwise acquired all or substantially all of the properties and assets of the Corporation, or (d) a proposal to engage in any other similar form of combination with the Corporation.

                Eleventh:  Meetings of stockholders may be held within or without the State of Delaware, as the by–laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Boards of Directors or in the by– laws of the Corporation.  Elections of directors need not be by written ballot unless the by–laws of the Corporation shall so provide.

                Twelfth:  Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum percentage of the vote required by the General Corporation Law of Delaware for the proposed corporate action, provided that prompt notice shall be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous consent.

                Thirteenth:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receive or receivers appointed for this Corporation under the provisions of Section 291 of the General Corporation Law of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provision of Section 279 of the General Corporation Law of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three–fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                Fourteenth:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                Fifteenth:  The name and mailing address of the incorporator are:

Name	Mailing Address

Randall W. Heinrich	1000 Louisiana, Suite 6905 Houston, Texas 77002

                THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this _____ day of ____________________, 2001.

Randall W. Heinrich,
Incorporator

EXHIBIT B

BYLAWS

OF

CUBICO.COM ACQUISITION, INC.

(a Delaware corporation)

ARTICLE I

STOCKHOLDERS

                                1. CERTIFICATES REPRESENTING STOCK.  Certificates representing stock in the corporation shall be signed by, or in the name of, the corporation by (a) the Chairman or Vice-Chairman of the Board of Directors, if any, or by the President or a Vice President and (b) by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation.  Any or all the signatures on any such certificate may be a facsimile.  In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

                                Whenever the corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, and whenever the corporation shall issue any shares of its stock as partly paid stock, the certificates representing shares of any such class or series or of any such partly paid stock shall set forth thereon the statements prescribed by the General Corporation Law.  Any restrictions on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.

                                The corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Board of Directors may require the owner of the lost, stolen, or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of any such new certificate or uncertificated shares.

                                2. UNCERTIFICATED SHARES.  Subject to any conditions imposed by the General Corporation Law, the Board of Directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the corporation shall be uncertificated shares.  Within a reasonable time after the issuance or transfer of any uncertificated shares, the corporation shall send to the registered owner thereof any written notice prescribed by the General Corporation Law.

                                3. FRACTIONAL SHARE INTERESTS.  The corporation may, but shall not be required to, issue fractions of a share.  If the corporation does not issue fractions of a share, it shall (1) arrange for the disposition of fractional interests by those entitled thereto,  (2) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (3) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share.  A certificate for a fractional share or an uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the corporation in the event of liquidation.  The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing the full shares or uncertificated full shares before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the corporation and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions which the Board of Directors may impose.

                                4. STOCK TRANSFERS.  Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registration of transfers of shares of stock of the corporation shall be made only on the stock ledger of the corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation or with a transfer agent or a registrar, if any, and, in the case of shares represented by certificates, on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes due thereon.

                                5. RECORD DATE FOR STOCKHOLDERS.  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.  In order that the corporation may  determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.  If no record date has been fixed by the Board of Directors, the record date for determining the stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the General Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.  If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the General Corporation Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.  In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

                                6. MEANING OF CERTAIN TERMS.  As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term "share" or "shares" or "share of stock" or "shares of stock" or "stockholder" or "stockholders" refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the corporation is authorized to issue only one class of shares of stock, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the certificate of incorporation confers such rights where there are two or more classes or series of shares of stock or upon which or upon whom the General Corporation Law confers such rights notwithstanding that the certificate of  incorporation may provide for more than one class or series of shares of stock, one or more of which are limited or denied such rights thereunder; provided, however, that no such right shall vest in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the certificate of incorporation, except as any provision of law may otherwise require.

                                7. STOCKHOLDER MEETINGS.

                                - TIME.  The annual meeting shall be held on the date and at the time fixed, from time to time, by the directors, provided, that the first annual meeting shall be held on a date within thirteen months after the organization of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of the preceding annual meeting.  A special meeting shall be held on the date and at the time fixed by the directors.

                                - PLACE.  Annual meetings and special meetings shall be held at such place, within or without the State of Delaware, as the directors may, from time to time, fix.  Whenever the directors shall fail to fix such place, the meeting shall be held at the registered office of the corporation in the State of Delaware.

                                -CALL.  Annual meetings and special meetings may be called by the directors or by any officer instructed by the directors to call the meeting.  Special meetings must also be called upon the instruction of one or more stockholders holding singly or collectively at least 20% of the outstanding common stock in the corporation.

                                -NOTICE OR WAIVER OF NOTICE.  Written notice of all meetings shall be given, stating the place, date, and hour of the meeting and stating the place within the city or other municipality or community at which the list of stockholders of the corporation may be examined.  The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall (if any other action which could be taken at a special meeting is to be taken at such annual meeting) state the purpose or purposes.  The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called.  The notice of any meeting shall also include, or be accompanied by, any additional statements, information, or documents prescribed by the General Corporation Law.  Except as otherwise provided by the General Corporation Law, a copy of the notice of any meeting shall be given, personally or by mail, not less than ten days nor more than sixty days before the date of the meeting, unless the lapse of the prescribed period of time shall have been waived, and directed to each stockholder at his record address or at such other address which he may have furnished by request in writing to the Secretary of the corporation.  Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in the United States Mail.  If a meeting is adjourned to another time, not more than thirty days hence, and/or to another place, and if an announcement of the adjourned time and/or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the directors, after adjournment, fix a new record date for the adjourned meeting.  Notice need not be given to any stockholder who submits a written waiver of notice signed by him before or after the time stated therein.  Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

                                - STOCKHOLDER LIST.  The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city or other municipality or community where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time  thereof, and may be inspected by any stockholder who is present.  The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the corporation, or to vote at any meeting of stockholders.

                                - CONDUCT OF MEETING.  Meetings of the stockholders shall be presided over by one of the following officers in the order of seniority and if present and acting -- the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, a Vice-President, or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the stockholders.  The Secretary of the corporation, or in his absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the Chairman of the meeting shall appoint a secretary of the meeting.

                                - PROXY REPRESENTATION.  Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting.  Every proxy must be signed by the stockholder or by his attorney-in-fact.  No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

                                - INSPECTORS.  The directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof.  If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors.  In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat.  Each inspector, if any, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspectors at such meeting with strict impartiality and according to the best of his ability.  The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots, or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders.  On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question, or matter determined by him or them and execute a certificate of any fact found by him or them.    Except as otherwise required by subsection (e) of Section 231 of the General Corporation Law, the provisions of that Section shall not apply to the corporation.

                                - QUORUM.  The holders of a majority of the outstanding shares of stock shall constitute a quorum at a meeting of stockholders for the transaction of any business.  The stockholders present may adjourn the meeting despite the absence of a quorum.

                                - VOTING.  Each share of stock shall entitle the holders thereof to one vote.  Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  Any other action shall be authorized by a majority of the votes cast except where the General Corporation Law prescribes a different percentage of votes and/or a different exercise of voting power, and except as may be otherwise prescribed by the provisions of the certificate of incorporation and these Bylaws.  In the election of directors, and for any other action,  voting need not be by ballot.

                                8.  STOCKHOLDER ACTION WITHOUT MEETINGS.  Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.  Action taken pursuant to this paragraph shall be subject to the provisions of Section 228 of the General Corporation Law.

                                9. STOCKHOLDER PROPOSALS.  At an annual or a special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual or special meeting business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Chairman of the Board, the President, or the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Chairman of the Board, the President, or the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder.

                No proposal by a stockholder shall be presented at an annual or a special meeting of stockholders unless such stockholder shall provide the Board of Directors or the Secretary of the corporation with timely written notice of intention to present a proposal for action at the forthcoming meeting of stockholders, which notice shall include (a) the name and address of such stockholder, (b) the number of voting securities he or she holds of record and which he or she holds beneficially, (c) the text of the proposal to be presented at the meeting, (d) a statement in support of the proposal, and (e) any material interest of the stockholder in such proposal.  To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the fifth (5th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.  Any stockholder may make any other proposal at an annual or special meeting of stockholders and the same may be discussed and considered, but unless stated in writing and filed with the Board of Directors or the Secretary prior to the date set forth above, no action with respect to such proposal shall be taken at such meeting and such proposal shall be laid over for action at an adjourned, special, or annual meeting of the stockholders taking place no earlier than 60 days after such meeting.

                This provision shall not prevent the consideration and approval or disapproval at an annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as provided in these Bylaws.  Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at any annual or special meeting except in accordance with the procedures set forth in this these Bylaws.  The chairman of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

                Notwithstanding any other provision of these Bylaws, the corporation shall be under no obligation to include any stockholder proposal in its proxy statement materials or otherwise present any such proposal to stockholders at a special or annual meeting of stockholders if the Board of Directors reasonably believes the proponents thereof have not complied with Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the corporation shall not be required to include in its proxy statement material to stockholders any stockholder proposal not required to be included in its proxy material to stockholders in accordance with such Act, rules, or regulations.

                                10. NOMINATION OF DIRECTORS.  Only persons who are nominated in accordance with the procedures of these Bylaws shall be eligible for election as directors.  Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote in the election of directors generally who complies with the notice procedures set forth in this these Bylaws.  Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as a director at a meeting only if timely written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by U.S. mail, first class postage prepaid, return receipt requested, to the Secretary of the corporation.

                To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is give or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the fifth (5th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.  Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination, (b) the name, age, business address, and home address of the person or persons to be nominated; (c) the principal occupation of the person or persons nominated; (d) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and intends to appear at the meeting to nominate the person or persons specified in the notice; (e) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (f) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (g) the consent of each nominee to serve as a director of the corporation if so elected.  At the request of the Board of Directors any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee.

                No person shall be eligible for election as a Director of the corporation unless nominated in accordance with the procedures set forth in these Bylaws.  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

ARTICLE II

DIRECTORS

                                1. FUNCTIONS AND DEFINITION.  The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors of the corporation.  The Board of Directors shall have the authority to fix the compensation of the members thereof.  The use of the phrase "whole board" herein refers to the total number of directors which the corporation would have if there were no vacancies.

                                2. QUALIFICATIONS AND NUMBER.  A director need not be a stockholder, a citizen of the United States, or resident of the State of Delaware.  The initial Board of Directors shall consist of two persons.  Thereafter the number of directors  constituting the whole board shall be the number determined by the Board of Directors, provided, however, that at least one director is always required.  Subject to the foregoing limitation and except for the first Board of Directors, such number may be fixed from time to time by action of the stockholders or of the directors, or, if the number is not fixed, the number shall be three.  The number of directors may be increased or decreased by action of the stockholders or of the directors.

                                3. ELECTION AND TERM.  The first Board of Directors, unless the members thereof shall have been named in the certificate of incorporation, shall be elected by the incorporator or incorporators and shall hold office until the first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.  Any director may resign at any time upon written notice to the corporation.  Thereafter, directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.  Except as the General Corporation Law may otherwise require, in the interim between annual meetings of stockholders or of special meetings of stockholders called for the election of directors and/or for the removal of one or more directors and for the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause or without cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

                                4. MEETINGS.

                                - TIME.  Meetings shall be held at such time as the Board shall fix, except that the first meeting of a newly elected Board shall be held as soon after its election as the directors may conveniently assemble.

                                - PLACE.  Meetings shall be held at such place within or without the State of Delaware as shall be fixed by the Board.

                                - CALL.  No call shall be required for regular meetings for which the time and place have been fixed.  Special meetings may be called by or at the direction of the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, of the President, or of a majority of the directors in office.

                                -  NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER.  No notice shall be required for regular meetings for which the time and place have been fixed.  Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat.  Notice need not be given to any director or to any member of a committee of directors who submits a written waiver of notice signed by him before or after the time stated therein.  Attendance of any such person at a meeting shall constitute a waiver of notice of such meeting, except when he attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors need be specified in any written waiver of notice.

                                - QUORUM AND ACTION.  A majority of the whole Board shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided, that such majority shall constitute at least one-third of the whole Board.  A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place.  Except as herein otherwise provided, and except as otherwise provided by the General Corporation Law, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.  The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the General Corporation Law and these Bylaws which govern a meeting of directors held to fill vacancies and newly created directorships in the Board or action of disinterested directors.

                                Any member or members of the Board of Directors or of any committee designated by the Board, may participate in a meeting of the Board, or any such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

                                - CHAIRMAN OF THE MEETING.  The Chairman of the Board, if any and if present and acting, shall preside at all meetings.  Otherwise, the Vice-Chairman of the Board, if any and if present and acting, or the President, if present and acting, or any other director chosen by the Board, shall preside.

                                5. REMOVAL OF DIRECTORS.  Except as may otherwise be provided by the General Corporation Law, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

                                6. COMMITTEES.  The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the corporation.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of any member of any such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the corporation with the exception of any authority the delegation of which is prohibited by Section 141 of the General Corporation Law, and may authorize the seal of the corporation to be affixed to all papers which may require it.

                                7. WRITTEN ACTION.  Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

                                8. COMPENSATION.  Unless otherwise restricted by the certificate of incorporation, the Board of Directors shall have the authority to fix the compensation of directors.  No provision of these Bylaws shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

                                9. RELIANCE.  Each director and each member of any committee designated by the Board of Directors shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or reports made to the corporation by any of its officers, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board of Directors or by any such committee, or in relying in good faith upon other records of the corporation.

ARTICLE III

OFFICERS

                                1. OFFICES AND QUALIFICATIONS.  The officers of the corporation shall consist of a President, a Secretary, a Treasurer, and, if deemed necessary, expedient, or desirable by the Board of Directors, a Chairman of the Board, a Vice-Chairman of the Board, an Executive Vice-President, one or more other Vice-Presidents, one or more Assistant Secretaries, one or more Assistant  Treasurers, and such other officers with such titles as the resolution of the Board of Directors choosing them shall designate.  Except as may otherwise be provided in the resolution of the Board of Directors choosing him, no officer other than the Chairman or Vice-Chairman of the Board, if any, need be a director.  Any number of offices may be held by the same person, as the directors may determine.

                                2. TERM.  Unless otherwise provided in the resolution choosing him, each officer shall be chosen for a term which shall continue until the meeting of the Board of Directors following the next annual meeting of stockholders and until his successor shall have been chosen and qualified.  Any officer may resign at any time upon written notice to the corporation.  Any officer may be removed, with or without cause, by the Board of Directors.  Any vacancy in any office may be filled by the Board of Directors.

                                3. COMPENSATION.  The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors or pursuant to its direction; no officer shall be prevented from receiving such salary by reason of his also being a director.

                                4. AUTHORITY AND DUTIES.  All officers of the corporation shall have such authority and perform such duties in the management and operation of the corporation as shall be prescribed in the resolutions of the Board of Directors designating and choosing such officers and prescribing their authority and duties, and shall have such additional authority and duties as are incident to their office except to the extent that such resolutions may be inconsistent therewith.  In addition to the preceding, the officers of the corporation shall have the following authority and duties:

                                - CHAIRMAN OF THE BOARD.  The Chairman of the Board (if such office is created by the Board) shall preside at all meetings of the Board of Directors or of the stockholders of the corporation.  In the Chairman's absence, such duties shall be attended to by the Vice Chairman of the Board (if any, but if there is more than one, the Vice Chairman who is senior in terms of time as such) or (if there is no Vice Chairman) by the President.  The Chairman shall formulate and submit to the Board of Directors or the executive committee (if any) matters of general policy of the corporation and shall perform such other duties as usually appertain to the office or as may be prescribed by the Board of Directors or the executive committee.

                                - VICE CHAIRMEN OF THE BOARD.  In the absence of the Chairman of the Board, or in the event of his inability or refusal to act, the Vice Chairman (if any, but if there is more than one, the Vice Chairman who is senior in terms of time as such) shall perform the duties and exercise the powers of the Chairman of the Board, and when acting shall have all the powers of and be subject to all the restriction upon the Chairman of the Board.  In the absence of the Chairman of the Board, such Vice Chairman shall preside at all meetings of the Board of Directors or of the stockholders of the corporation.  In the Chairman's and Vice Chairmen's absence, such duties shall be attended to by the President.  The Vice Chairmen shall perform such other duties, and shall have such other powers, as from time to time may be assigned to them by the Board of Directors or the executive committee (if any).

                                - PRESIDENT.  The President shall be the chief executive officer of the corporation and, subject to the control of the Board of Directors, shall in general manage, supervise and control the properties, business and affairs of the corporation with all such powers as may be reasonably incident to such responsibilities.  Unless the Board of Directors otherwise determines, the President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the corporation.  In the absence of the Chairman of the Board, the President shall preside at all meetings of the Stockholders and (should he be a director) of the Board of Directors.  He may also preside at any such meeting attended by the Chairman of the Board if he is so designated by the Chairman.  He shall have the power to appoint and remove subordinate officers, agents and employees, except those elected or appointed by the Board of Directors.  The President shall keep the Board of Directors and the Executive Committee fully informed and shall consult them concerning the business of the corporation.  He may sign with the Secretary or any other officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation and any deeds, bonds, mortgages, contracts, checks, notes, drafts or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof has been expressly delegated by these by–laws or by the Board of Directors to some other officer or agent of the corporation, or shall be required by law to be otherwise executed.  He shall vote, or give a proxy to any other officer of the corporation to vote all shares of stock of any other corporation standing in the name of the corporation and shall exercise any and all rights and powers which this corporation may possess by reason of its ownership of securities in such other corporation and in general he shall perform all other duties normally incident to the office of President and such other duties, and shall have such other powers, as may be prescribed by the stockholders, the Board of Directors or the Executive Committee (if any) from time to time.

                                - VICE PRESIDENTS.  In the absence of the President, or in the event of his inability or refusal to act, the Executive Vice President (or in the event there shall be no Vice President designated Executive Vice President, any Vice President designated by the Board) shall perform the duties and exercise the powers of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President.  In the absence of a designation by the Board of Directors of a Vice President to perform the duties of the President, or in the event of his absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the corporation shall so act.  Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the corporation.  The Vice Presidents shall perform such other duties, and shall have such other powers, as from time to time may be assigned to them by the President, the Board of Directors or the executive committee (if any).

                                - SECRETARY.  The Secretary shall (a) keep the minutes of the meetings of the stockholders, the Board of Directors and committees of directors; (b) see that all notices are duly given in accordance with the provisions of these by–laws and as required by law; (c) be custodian of the corporate records and of the seal of the corporation, and see that the seal of the corporation or a facsimile thereof is affixed to all certificates for shares prior to the issue thereof and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these by–laws and attest the affixation of the seal of the corporation thereto; (d) keep or cause to be kept a register of the post office address of each stockholder which shall be furnished by such stockholder; (e) sign with the President, or an Executive Vice President or Vice President, certificates for shares of the corporation, the issue of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation, which may be kept (subject to any provision contained in the General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors; and (g) in general, perform all duties normally incident to the office of Secretary and such other duties, and shall have such other powers, as from time to time may be assigned to him by the President, the Board of Directors or the executive committee (if any).

                                - TREASURER.  If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.  He shall (a) have charge and custody of and be responsible for all funds and securities of the corporation; receive and give receipts for moneys due and payable to the corporation from any source whatsoever and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of these Bylaws; (b) prepare, or cause to be prepared, for submission at each regular meeting of the Board of Directors, at each annual meeting of the stockholders, and at such other times as may be required by the Board of Directors, the President or the executive committee (if any), a statement of financial condition of the corporation in such detail as may be required; and (c) in general, perform all the duties incident to the office of Treasurer and such other duties, and shall have such other powers, as from time to time may be assigned to him by the President, the Board of Directors or the executive committee (if any).

                                - ASSISTANT SECRETARY OR TREASURER.  The Assistant Secretaries and Assistant Treasurers shall, in general, perform such duties and have such powers as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the President, the Board of Directors or the Executive Committee.  The Assistant Secretaries and Assistant Treasurers shall, in the absence or inability or refusal to act of the Secretary or Treasurer, respectively, perform all functions and duties which such absent officers may delegate, but such delegation shall not relieve the absent officer from the responsibilities and liabilities of his office.  The Assistant Secretaries may sign, with the President or a Vice President, certificates for shares of the corporation, the issue of which shall have been authorized by a resolution of the Board of Directors.  The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine.

ARTICLE IV

INDEMNIFICATION

                                1.             INDEMNIFICATION.  This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or any of its direct or indirect subsidiaries or while such a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.  Such indemnification shall not be exclusive of other indemnification rights arising under any bylaws, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.  Any person seeking indemnification under this Article IV shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

                                2.             INSURANCE.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article IV of the by–laws.

                                3.             DEFINITIONS.  For purposes of this Article IV, reference to the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence has continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                                For purposes of this Article IV, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article IV.

ARTICLE V

DIVIDENDS

                                1.             DECLARATION.  Dividends upon the capital stock of the corporation, subject to applicable provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to applicable law.  Dividends may be paid in cash, in property or in shares of capital stock, subject to applicable provisions of the certificate of incorporation.

                                2.             RESERVE.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, shall think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE VI

CORPORATE SEAL

                                The corporate seal shall be in such form as the Board of Directors shall prescribe.

ARTICLE VII

FISCAL YEAR

                                The fiscal year of the corporation shall be fixed, and shall be subject to change, by the Board of Directors.

ARTICLE VIII

CONTROL OVER BYLAWS

                                Subject to the provisions of the certificate of incorporation and the provisions of the General Corporation Law, the power to amend, alter, or repeal these Bylaws and to adopt new Bylaws may be exercised by the Board of Directors or by the stockholders.

                                I HEREBY CERTIFY that the foregoing is a full, true, and correct copy of the Bylaws of Cubico.com Acquisition, Inc., a Delaware corporation, as in effect on the date hereof.

Dated: ____________________ _____, 2001

                                                                                                __________________________________________

                                                                                                Secretary of Cubico.com Acquisition, Inc.

(SEAL)

EXHIBIT C

SHAREHOLDER SCHEDULE OF EXCEPTIONS

The following information and referenced documents have been provided to Hispanic Television Networks, Inc. (“HTVN”) pursuant to Articles 4, 7, and 9 of the Agreement and Plan of Merger (the “Agreement”) by and among HTVN, the Subsidiary, Cubico.com, Inc. (“Cubico”) and Hector Saldaña and Luis Saldaña (collectively the “Shareholders”).  Each section number referenced herein corresponds to the section number of the Agreement to which the disclosures contained herein relate.  Unless otherwise stated all statements made herein are made as of the date of the execution of the Agreement.  This Schedule of Exceptions is furnished solely for the information of HTVN and the Subsidiary in connection with the Agreement and may not be relied upon by any other person.

                Matters reflected in this Schedule of Exceptions are not necessarily limited to matters required by the Agreement to be disclosed herein; such additional matters are included for informational purposes only.  By describing such matters the Shareholders are not representing that such disclosures are material to the business or operations of Cubico, or that all similar or related matters have been disclosed.  The headings and captions used in this Schedule of Exceptions are used for convenience of reference only, and disclosure made under one section or schedule shall be deemed disclosed for any other section or schedule of this Schedule of Exceptions.  Capitalized terms, unless otherwise defined herein, have the meanings assigned to them in the Agreement.

Schedule 4.1

Organization and Standing of Cubico

Non-Applicable.

Schedule 4.2

Capitalization of Cubico

1.             The following is a list of holders of options under Cubico’s 2000 Stock Plan.  Each of the options listed below (other than options that are fully vested or accelerated as noted) vests as follows:  1/3 of the option vests one (1) year after the Vesting Commencement Date and 1/36 of the option vests monthly thereafter.

Name	ISO/NSO	Vesting Commencement Date	Number of Shares
Yadira Albarran	ISO	6/27/01	5,000
Jesus Aguilar	ISO	10/20/00	10,000
Tricia A. Herrera	ISO	1/24/01	10,000
Tu D. Tonnu	ISO	11/21/00	15,000
Alfredo Calvillo	ISO	1/28/01	20,000
Geovanni E. Hudson	ISO	1/10/01	20,000
Guadalupe Gervas	ISO	9/13/00	30,000
Antonio Robles	ISO	9/11/00	40,000
Efrain Robles	ISO	9/11/00	40,000
Christian J Vera	ISO	4/15/00	50,000
Mark Sierra	NSO	4/15/00	60,000
Sarai Rodgers	NSO	11/1/00	15,000
Maria Montoya	NSO	Fully vested upon termination	100,000

Name	ISO/NSO	Vesting Commencement Date	Number of Shares
Nora Sandoval	NSO	Fully vested upon termination	400,000
Total			815,000

2.             A copy of Cubico’s 2000 Stock Plan has been provided to HTVN pursuant to HTVN’s due diligence request.

3.             Cubico has a repurchase option relative to Restricted Stock Purchase Agreements entered into between Cubico and each of the Shareholders.  Each Shareholder purchased 1,500,000 shares of Cubico Common Stock on March 1, 2000.  The vesting schedule for each of the Shareholders mandates that 1/3 of the shares held by each Shareholder vests immediately and is released from the repurchase option.  Of the remaining shares subject to the repurchase option, 1/36 vests each month after the closing of Cubico’s Series A Preferred Stock financing which closed on June 29, 2000.

4.             Cubico has a repurchase option relative to a Restricted Stock Purchase Agreement entered into between Cubico and Robert Lauridsen (“Director”), a Cubico director.  Director purchased 50,000 shares of Cubico Common Stock on November 27, 2000 for $0.10 per share.  The vesting schedule for Director mandates that 1/3 of the shares held by Director vests on October 3, 2001 and 1/36 vests each month thereafter as long as Director continues to be a service provider to Cubico.  The repurchase option lapses and the stock vests in full should the Director’s status as a service provider be terminated following a change in control of Cubico.  Pursuant to a Consulting Agreement entered into by Director and the Company, the purchase price for the shares purchase by Director was waived in consideration for consulting services rendered.

5.             Cubico has a repurchase option relative to a Restricted Stock Purchase Agreement entered into between Cubico and WS Investment Company 2000A (“WS”).  WS purchased 60,000 shares of Cubico Common Stock on December 29, 2000.  The vesting schedule for shares held by WS mandates that 1/3 of the shares held vest on June 29, 2001 and 1/36 vests each month thereafter as long as WS continues to be a service provider to Cubico.  The repurchase option lapses and the stock vests in full should WS’s status as a service provider be terminated following a change in control of Cubico.

Schedule 4.4

Ownership of Stock

Name	Security Owned	Number of Shares Owned
Hector Saldaña	Common Stock	1,500,000
Luis Saldaña	Common Stock	1,500,000
Japan E-fund 1(b) Partnership	Series A Preferred Stock	333,334
DS Data Systems SPA	Series A Preferred Stock	250,000
The Entrepreneurs’ Fund II L.P.	Series A Preferred Stock	200,000
The Entrepreneurs’ Fund, L.P.	Series A Preferred Stock	200,000
The Ryffel Children’s Trust	Series A Preferred Stock	200,000
Japan E-fund 1(a) Partnership	Series A Preferred Stock	166,666
Harvey M. Mueller, II	Series A Preferred Stock	150,000
Jeffrey T. Webber	Series A Preferred Stock	124,810
Richard Halden	Series A Preferred Stock	100,000
Robert Dow	Series A Preferred Stock	100,000
Richard Kirk	Series A Preferred Stock	90,000
RBW Investments, LLC	Series A Preferred Stock	75,190
Hector Saldaña	Series A Preferred Stock	70,000
Paul Rodriguez	Common Stock	60,000
WS Investment Company 2000A	Common Stock	60,000
Bob J. Bryant	Series A Preferred Stock	50,000
Donald B. Sallee	Series A Preferred Stock	50,000
Robert Lauridsen	Common Stock	50,000

Name	Security Owned	Number of Shares Owned
WS Investment Company 2000A	Series A Preferred Stock	50,000
J. Sebastian Matte Bon	Series A Preferred Stock	40,000
Scott Montoya	Common Stock	40,000
Pascale Masson	Series A Preferred Stock	31,000
Emanuela Rocchi	Series A Preferred Stock	27,000
John C. Cuero	Series A Preferred Stock	25,000
Stanley John Goodwin	Series A Preferred Stock	25,000
Henry P. Massey, Jr. Trustee Of The Massey Family Trust UDT Dated July 6, 1988	Series A Preferred Stock	10,000
Michelle Hatfield-Kuramoto	Common Stock	8,334
Alejo Lugo	Series A Preferred Stock	5,000
Quickstart 2000 LLP	Series A Preferred Stock	5,000
Total		5,596,334

Item 3 of Schedule 4.2 is hereby incorporated by reference.

Schedule 4.6

Conflicts

Cubico is a party to a Rental Agreement for its executive offices with Ventana Property Services (“Ventana”) which mandates that Cubico must receive the consent of Ventana prior to any change of control.

Schedule 4.7

Consents

Part 4.6 above is hereby incorporated by reference.

Schedule 4.8

Financial Statements

Non-Applicable.

Schedule 4.9

Absence of Certain Changes and Events

1.             The Shareholders have made loans to Cubico in the amounts listed below:

Date	Name	Amount
04/27/2001	Hector Saldaña	$30,000.00
05/14/2001	Hector Saldaña	$28,000.00
05/31/2001	Hector Saldaña	$25,000.00
06/04/2001	Luis Saldaña	$7,000.00
06/15/2001	Hector Saldaña	$20,000.00
06/26/2001	Hector Saldaña	$30,000.00
07/13/2001	Hector Saldaña	$30,000.00
	Hector Saldaña
	Hector Saldaña
	Hector Saldaña
Total		$170,000.00 (to be updated prior to 8/30/01)

2.             The following is an aging summary of accounts payable: (to be updated as of 8/30/01)

	Current	1 – 30	31 - 60	61 - 90	> 90	TOTAL
Accudata Partners Group	0.00	0.00	500.00	4,278.75	0.00	4,778.75
AT&T	0.00	377.87	0.00	0.00	0.00	377.87
Big Bear Bottled Water	68.75	0.00	0.00	0.00	0.00	68.75
Cooper White and Cooper	0.00	0.00	0.00	0.00	5,000	1,716.00
Critical Path	307.20	1,408.80	0.00	0.00	0.00	1,716.00
Fashion Wire Daily	0.00	500.00	1,500.00	0.00	0.00	2,000.00
FedEx	0.00	114.31	120.12	0.00	0.00	234.43
Foto Express	0.00	102.70	0.00	17.17	0.00	119.87
Internal Revenue Service	0.00	0.00	0.00	9,849.49	0.00	9,849.49
Isyndicate	3,400.00	3,400.00	7,300.00	3,500.00	0.00	17,600.00
Johanna Vera	0.00	2,476.88	0.00	25.00	0.00	2,501.88
Kemper Insurance Companies	0.00	695.00	0.00	0.00	0.00	695.00
Lizal	0.00	1,500.00	0.00	0.00	0.00	1,500.00
Muze	0.00	0.00	5,500.00	5,500.00	5,500.00	16,500.00
Nora Sandoval	0.00	0.00	4,166.67	0.00	0.00	4,166.67
Pacific Bell	0.00	1,128.92	0.00	0.00	0.00	1,128.92
PG & E	0.00	0.00	1.18	0.00	0.00	1.18
Rapidigm	0.00	0.00	0.00	0.00	4,903.00	4,903.00
RB Webber & Company	0.00	0.00	0.00	0.00	5,350.00	5,350.00
Stephen Lin	0.00	187.50	0.00	0.00	0.00	187.50
Talk City	10,000.00	27,312.50	11,041.68	11,041.68	11,562.00	70,957.86
Televideo	0.00	0.00	945.00	0.00	0.00	945.00
Verizon Wireless	0.00	667.68	0.00	0.00	0.00	667.68
Williams Communications Solutions	0.00	0.00	0.00	0.00	13,662.75	13,662.75
Wilson Sonsini Goodrich & Rosati	0.00	4,143.20	3,900.60	4,138.90	6,109.85	18,292.55
XO Communications	203.17	0.00	0.00	0.00	0.00	203.17
TOTAL	13,979.12	44,015.36	34,975.25	38,350.99	52,087.60	183,408.32

Schedule 4.10(a)

Equipment

LAPTOPS	MODEL	SERIAL NO.
TOSHIBA TECRA 8100	PT810U	30472052U
	PT810U	30486797U
	PT810U	30487139U
	PT810U	70827353U
	PT810U	70827107U
	PT810U	70827530U
	PT810U	70828141U
	PT810U	70828186U
	PT810U	70827991U
	PT810U	11179679U
SCANNERS
AGFA DUOSCAN T1200	DUOSCAN T1200	658E8191

TELEPHONES
POLYCOM SOUND STATION	SOUND STATION	2201-03308-001F OR S/N 12368999

MISC. EQUIPTMENT
Brothers electronic labeling system	PT-1700	KOJ3792

KEYS	NAME	KEY
312	Nora	Door
Luis
	Guadalupe	Door	Outside
	Efrain	Door

315	Efrain	Door
	Luis	Door
	Tony Ru	Door
	Nora	Door

Inventory Information
Description	Model	Serial Number	Location
Corel Photo Paint 8.0	W/M	PP8X0-19Z7462142	Design Station/Al
MacroMedia Flash 5.0 Mac	Mac	FLM500-08842-87286-65676	Art Dept Storage Room
MacroMedia Flash 5.0 PC	Windows	FLW500-05941-77238-56959	Art Dept Storage Room
MacroMedia DreamWeaver 3.0	Windows	DWW300-03711-18280-79867	Design Station/Al
Adobe Illustrator 8.0	Mac	AAW800R7106614-151	Design Station/Al
Adobe PageMaker 6.5 Plus	Windows	03W652Y7108535-682	Design Station/Al
Adobe Illustrator 9.0	Mac	AAW900R7123113-926	Design Station/Al
Adobe Acrobat 4.0	Windows	KWW400Y7105456-729	Design Station/Al
Adobe Photoshop 5.5	Windows	PWW550Y7110231-690	Design Station/Al
Adobe Photoshop LE		SDM500B4759679-745	Design Station/Al
Extensis Photoframe V2.0	W/M	BDE-200-001-467-019983	Design Station/Al
Extensis Mask Pro V2.0	W/M	MCE-200-001-093-028418	Design Station/Al
Sonic Foundry Sound Forge 4.5		1050040854-254609	Art Dept Storage Room
Sonic Foundry Sound Forge XP, included with Acid Pro		195-0221827-194606	Art Dept Storage Room
Sonic Foundry Acid Pro 2.0		76-0JF6J9-TGW13NR-ZG2KK9	Art Dept Storage Room
Adobe Photoshop 6.0 (Macintosh)	Mac	PSW600R7116564-324	Art Dept Storage Room
Adobe Live Motion (Windows/Mac)	W/M	LIW100R7117938-310	Art Dept Storage Room
Adobe Photoshop 6.0 Upgrade	Windows	PWW550Y71100231-690	Art Dept Storage Room
Adobe Premiere 6.0	Windows	MBW600R7110458-285	Art Dept Storage Room
Adobe Premiere 6.0	Mac	PRW600R7101027-159	Art Dept Storage Room
Adobe Illustrator	Windows	ABW900Y7108990-384	Art Dept Storage Room
Extensis Portfolio 5	W/M	None	Art Dept Storage Room
Microsoft Office 2001 (5 users)	Mac	880-5513941 (G3 Powerbook)	Art Dept Storage Room
	Mac	880-5518943 (G4 Cube)	Art Dept Storage Room
	Mac	880-5516146 (Luis S. Powerbook)	Art Dept Storage Room
	Mac	880-5519186 (G4 Tower)	Art Dept Storage Room
	Mac	Open	Art Dept Storage Room
Microsoft Windows NT Server	Windows	876-7079694	Art Dept Storage Room

Asset Management

Description	Model	Serial Number	Location
AGFA Flat Bed Scanner	Douscan T1200	48AE8049	Photographer’s Station/Jesus
Kensington Optical Mouse	Optical Pro	A0032020837	Photographer’s Station/Jesus
Compaq Graphic Workstation+Keyboard	Desktop EN	6048DYSZK339	Multimedia Station/Freddie
Iomega External Zip Drive	Zip 100 External	C6BL42CBFV	Multimedia Station/Freddie
Sony 19” Trinitron Monitor	Multiscan E400	8,081,725	Multimedia Station/Freddie
Cambridge Sound System Speaker System	CSW250	SW0250221002183	Multimedia Station/Freddie
Apple G4 Cube	G4 Cube	XA0350TVK59	Design Station
Apple Studio Flat Panel Display	Studio Display	CY0060HZH4B	Design Station
Iomega Zip Drive	Z100USBNC	C6BL42C9LM	Design Station
Epson Epson Photo Printer	Sylus Photo 2000P	CHU0000180	Design Station
Iomega Zip Drive	Z250USBPCM	7BE009B12H	Design Station/Tony
Apple Power Book G3	G3 Power Book	QT0230VXHDS	Design Station/Tony
Microsoft Optical Mouse	X05-77975	52195-576-3092626-000001	Design Station/Tony
Britek Flash Fuse -5A	120V 150W G6.35	506H0552	Art Dept Storage Room
Hewlett Packard Scanner HP	C7670A	SG05N26003	Art Dept Storage Room
Dalite Background Stand (2X)	13G	-	Art Dept Storage Room
Iomega Zip Drive	Z100S2	RAA5472490	Art Dept Storage Room
Trimax Compact Stand	307 CS	Code: 4064	Art Dept Storage Room
Timax Mini Light Stand	305 MLS	Code: 4008	Art Dept Storage Room
Xtra Large Light Box	-	-	Art Dept Storage Room
Adaptec Scsi Card	1,772,900	BD0C0-180254	Art Dept Storage Room
Pantone Pantone Color Set-swatch books	-	-	Design Station/Al
ViewSonic 21” Viewsonic Graphic Series	-	403,003,201,226	Design Station/Al
Virtual Micro PC Design Station, CD Writer, Sound Card+keyboard	-	42,993	Design Station/Al
Creative Labs Speaker system	-	SG15001011002728	Design Station/Al
Canon DV Camera	2,090,201,930	DM-GL1A	Art Dept Storage Room
Canon Large DV Camera Battery	BP945	-	Art Dept Storage Room
Canon Small DV Camera Battery	BP915	-	Art Dept Storage Room
Canon Video light	VL-10L1	-	Art Dept Storage Room
Microphone	Ex-413	-	Art Dept Storage Room
Canon Compact Power Adaptor	CA-910A	-	Art Dept Storage Room
Azden Wireless Mic For DV Camera	WR-PRO	-	Art Dept Storage Room

Schedule 4.10(b)

Inventories

Non-applicable.

Schedule 4.10(c)

Accounts Receivable

Non-applicable.

Schedule 4.10(d)

Bank Accounts

1.     Silicon Valley Bank.  Checking Account Number 3300221646.

2.     Silicon Valley Bank.  Cash Reserve Account Number 3300221646.

3.     Silicon Valley Bank.  CD Number 8800053078.

4.     The only persons with access to the above bank accounts are Hector Saldaña and Mark Sierra.

Schedule 4.11

Contracts

1.             Cubico is past due in payments under that certain Short Form Service Agreement, dated as of May 31, 2001,  Cubico and Talk City Services.  It currently owes approximately $71,000.

2.             Cubico has entered into that certain Content User Agreement, dated as of May 4, 2000, with Isyndicate, which will terminate as of May 4, 2002, if Cubico gives thirty (30) days prior written notice of such termination to Isyndicate.  The contract requires monthly payments of $2,000.

3.             Cubico has entered into that certain Subscription Agreement for Internet Licensees, dated as of June 4, 2001, with Fashion Wire Daily, Inc., which will terminate as of June 4, 2002, if Cubico gives ninety (90) days prior written notice of such termination to Fashion Wire Daily, Inc.  The contract requires monthly payments of $500.

Schedule 4.12

Permits

City of San Jose Business License.

Schedule 4.13

Intellectual Property

Tradename:  Cubico.com, Inc.

Schedule 4.14

Employees

1.             The following is a list of employees of the Company:

Name	Salary	Start Date
Yadira Albarran	$16/hour	6/27/01
Jesus Aguilar	$16/hour	10/20/00
Alfredo Calvillo	$32,000	1/28/01
Manuel Cornejo	$6,000	6/01
Guadalupe Gervas	$27,500	9/13/00
Tricia A. Herrera	$16/hour	1/24/01
Geovanni E. Hudson	$27,500	1/10/01
Tu D. Tonnu	$16/hour	11/21/00
Antonio Robles	$48,000	9/11/00
Efrain Robles	$48,000	9/11/00
Luis Saldaña	$75,000	4/00
Tu D. Ton Nu	$16/hour	11/21/00
Christian J. Vera	$16/hour	4/15/00
Jeadi Vilchis	$6,000	6/01

2.             Part 4.18 is hereby incorporated by reference.

Schedule 4.15

Employee Benefit Plans

1.             Item 2 of Part 4.2 above is hereby incorporated by reference.

2.             Medical Insurance.  Blue Cross; group policy number C588QZ.

3.             Dental.  The Guardian; group policy number 00351401.

4.             Vision.  VSP; group policy number 12-149282-0001.

5.             The Company has not made available the documents identified in Section 4.15(h).

Schedule 4.16

Litigation

Non-Applicable.

Schedule 4.17

Compliance with Law

1.             Part 4.18 is hereby incorporated by reference.

Schedule 4.18

Taxes

                The Company has failed to pay quarterly withholding taxes when due for the last quarter, but has not yet received any notices of violation from the Internal Revenue service.

Schedule 4.19

Insurance

1.             Commercial Insurance.  St. Paul Insurance; policy number VP09400515.

2.             Workers’ Compensation.  Kamper Insurance; group policy number 3BA86930-00.

Schedule 4.20

Environmental Matters

Non-Applicable.

Schedule 4.21

Transactions with Affiliates

Part 4.9 is hereby incorporated by reference.

Schedule 9.3(f)

Employment Agreements

1.             Term.  2 years.

2.             Annual Salary.  $75,000.

EXHIBIT D

HTVN SCHEDULE OF EXCEPTIONS

The following information and referenced documents have been provided to Cubico.com, Inc. (“Cubico”) pursuant to Articles 5 and 6 of the Agreement and Plan of Merger (the “Agreement”) by and among Cubico, the Subsidiary, Hispanic Television Networks, Inc. (“HTVN”) and Hector Saldaña and Luis Saldaña (collectively the “Shareholders”).  Each section number referenced herein corresponds to the section number of the Agreement to which the disclosures contained herein relate.  Unless otherwise stated all statements made herein are made as of the date of the execution of the Agreement.  This Schedule of Exceptions is furnished solely for the information of Cubico in connection with the Agreement and may not be relied upon by any other person.

                Matters reflected in this Schedule of Exceptions are not necessarily limited to matters required by the Agreement to be disclosed herein; such additional matters are included for informational purposes only.  By describing such matters HTVN is not representing that such disclosures are material to the business or operations of HTVN, or that all similar or related matters have been disclosed.  The headings and captions used in this Schedule of Exceptions are used for convenience of reference only, and disclosure made under one section or schedule shall be deemed disclosed for any other section or schedule of this Schedule of Exceptions.  Capitalized terms, unless otherwise defined herein, have the meanings assigned to them in the Agreement.

Schedule 5.3

Conflicts

Prior to the consummation of the Merger, HTVN must receive the consent to the Merger by the lenders who provided the credit facility pursuant to that certain Loan and Security Agreement dated July 25, 2000 by and between HTVN and the lenders set forth on the Lenders Schedule attached thereto, as such agreement has heretofore been amended

Schedule 5.4

Consents

Part 5.3 above is hereby incorporated by reference.

Schedule 6.3

Conflicts

Part 5.3 above is hereby incorporated by reference.

Schedule 6.4

Consents

Part 5.3 above is hereby incorporated by reference.

EXHIBIT 9.3(e)

FORM OF COVENANT NOT TO COMPETE

                THIS COVENANT NOT TO COMPETE (the “Agreement”) is made and entered into this _____ day of _________________________, 2001 in favor of Hispanic Television Networks, Inc., a Delaware corporation (“HTVN”), and Cubico.com Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of HTVN (the “Subsidiary”), by the person whose signature appears under the caption “COVENANTOR” on the signature page hereof, such person being referred to hereinafter as the “Covenantor.”

RECITAL:

                WHEREAS, HTVN, the Subsidiary and Cubico.com, Inc., a California corporation (“Cubico”), have entered into an Agreement and Plan of Merger pursuant to which Cubico will be merged with and into the Subsidiary and the shareholders of Cubico will be issued shares of stock in HTVN (“Shares”); and

                WHEREAS, Covenantor is a shareholder of Cubico and has agreed to enter into this Agreement in connection with the merger of Cubico with and into the Subsidiary (the “Merger”) as an inducement to HTVN’s and the Subsidiary’s agreement to enter into the Merger transaction and to issue Shares to Covenantor in connection therewith; and

                WHEREAS, HTVN and the Subsidiary would not have agreed to enter into the Merger transaction or to issue any Shares to Covenantor in connection therewith, but for Covenantor’s agreement to execute and deliver this Agreement;

AGREEMENT:

                NOW THEREFORE, for and in consideration of and as an inducement to HTVN’s and the Subsidiary’s agreement to enter into the Merger transaction and to issue Shares to Covenantor, and other independent valuable consideration (the receipt of which Covenantor hereby acknowledges), Covenantor hereby agrees as follows:

                1.  Covenant Not to Compete.  Covenantor agrees that:

                (a)           For a period of two years after the effective date of the Merger (such two-year period is referred to hereinafter as the “Restricted Period”), Covenantor shall not directly or knowingly, acting alone or in any capacity with any other business entity: (i) engage anywhere in the world in the business of owning or operating an Internet portal focused on the Latino population (Covenantor hereby acknowledging that the business that the Subsidiary intends to conduct with the assets of Cubico after the Merger is expected to be worldwide in geographical scope), or engage in the business of owning or operating a television or radio station focused on the Latino population in any television or radio market in which HTVN now or hereafter directly or knowingly owns or operates a station; (ii) solicit, deal, negotiate, enter into an arrangement, contract or attempt to do any of the foregoing, with any person who had a business relationship with Cubico during the two (2) year period prior to the date hereof, or attempt to cause any such person not to continue with the Subsidiary after the Merger a business relationship akin to the business relationship that such person had with Cubico prior to the Merger; (iii) disclose to any person, firm, or corporation any trade secrets or proprietary data relating to, or any details relating to the methods of operation of the business conducted by Cubico prior to the Merger and to be conducted by the Subsidiary after to the Merger, including, without limitation, the customer lists and contents of other business records, or otherwise attempt to take any form of advantage of such information; or (iv) induce or attempt to influence, directly or knowingly, any person employed by or under contract with Cubico immediately prior to the Merger to terminate the employment or contractual relationship that he or she will have with the Subsidiary immediately after the Merger by virtue of the Merger and the operation of law.

                (b)           Notwithstanding the foregoing provisions, Covenantor shall be permitted to own up to five percent (5%) of a publicly traded or privately held entity that is a competitor of Cubico.

                (c)           Covenantor hereby specifically acknowledges and agrees that the temporal and other restrictions contained in subsection (a) above are reasonable and necessary to protect the business of Cubico being succeeded to by the Subsidiary and thus being acquired by HTVN, and that the enforcement of the provisions of this section will not work an undue hardship on him.

                (d)           Covenantor further agrees that in the event either the duration, geographical scope, or any other restriction, or portion thereof, set forth in subsection (a) above is held to be overly restrictive and unenforceable in any court proceeding, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances and the parties agree that the restrictions of subsection (a) above will remain in full force and effect as reduced or modified.

                (e)           Covenantor further agrees and acknowledges that HTVN and the Subsidiary do not have an adequate remedy at law for the breach or threatened breach by him of the covenants contained in subsection (a) above, and Covenantor therefore specifically agrees that HTVN and the Subsidiary, in addition to other remedies which may be available to them hereunder, may file a suit in equity to enjoin Covenantor from such breach or threatened breach.

                (f)            Covenantor further agrees that the running of the Restricted Period shall be tolled for any period of time during which Covenantor is in violation of this Agreement.

                (g)           Covenantor further agrees, in the event that any provision of subsection (a) above is held to be invalid or against public policy, the remaining provisions of subsection (a) above and the remainder of this Agreement shall not be affected thereby.

                2.  Cure of Breach.                None of Covenantor’s actions under this Agreement will not be deemed a breach of any provision contained in this Agreement before Covenantor is given the opportunity to cure such actions within thirty (30) days following delivery to Covenantor of a written explanation specifying the basis for the Company’s beliefs with respect to such events.

                3.  Miscellaneous.                THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.  This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.  This Agreement shall be binding upon and shall inure to the benefit of each party hereto and his or its respective successors, heirs, assigns, and legal representatives, but neither this Agreement nor any rights hereunder may be assigned by any party hereto without the consent in writing of the other party.  No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  The election of any one or more remedies by any party hereto shall not constitute a waiver of the right to pursue other available remedies.

                IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date and year first hereinabove written.

“COVENANTOR”

Name:

                The undersigned set their hands hereunto solely for the purpose of evidencing their acceptance of their respective rights, benefits and remedies provided for by this Agreement.

“HTVN”	“SUBSIDIARY”

HISPANIC TELEVISION NETWORKS, INC. a Delaware corporation	CUBICO.COM ACQUISITION, INC. a Delaware corporation

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT 9.3(f)

FORM OF EMPLOYMENT AGREEMENT

[To come from Randy Heinrich]

EXHIBIT 9.3(g)

FORM OF CONSULTING AGREEMENT

                THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the _____ day of ______________________, 2001 by and between Hector Saldaña (“Consultant”) and Hispanic Television Networks, Inc. (the “Company”).

RECITALS:

                WHEREAS, the Company desires to engage Consultant to provide to the Company certain consulting services described hereinafter (the “Services”), and Consultant is willing and desires to be engaged by the Company to provide the Services to the Company, upon the terms, provisions and conditions set forth hereinafter; and

                WHEREAS, the Company and Consultant desire to set forth the terms, provisions and conditions of Consultant’s engagement by the Company;

AGREEMENTS:

                NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each of the Company and Consultant, each of the Company and Consultant hereby agrees as follows:

                1.             Engagement.  Subject to the terms, provisions and conditions hereinafter stated, the Company hereby engages Consultant to provide to the Company the following services, which are referred to hereinafter as the “Services”, and Consultant hereby accepts such engagement:

                Consultation services regarding all aspects of the business which was conducted by Cubico.com, Inc., a California corporation (“Cubico”), prior to its merger with and into Cubico.com Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Subsidiary”), and which is now being conducted by the Subsidiary.

Consultant shall also provide such other services as from time to time may be reasonably requested by the President of the Company.  In providing Services hereunder, Consultant shall use reasonable, and Consultant’s best, efforts, and shall perform the Services in a competent, professional and good workman–like manner of the highest caliber.  Consultant shall devote a sufficient amount of his business time and attention so that he is able to perform satisfactorily his duties hereunder.  Consultant shall be based in the locale of his residence, but shall undertake such travel as is necessary or advisable for him to perform his duties hereunder.

                2.             Compensation and Expense Reimbursement.

                                (a)           As compensation for providing the Services, Consultant shall be paid for each month during the term of this Agreement a fee of 100,000 restricted shares of the common stock, par value $.01 per share, of the Company (such shares, which in the aggregate number 1.2 million, are referred to hereinafter as “Shares”).  An installment of 100,000 Share shall due and payable within five days after the end of each month during the term of this Agreement.  Consultant shall not be entitled to participate in any employee benefit plan now or hereafter established by the Company unless the Company agrees to this expressly in writing.

                                (b)           The Company shall reimburse Consultant, from time to time, for all business expenses with respect to which the Company has given prior written authorization for Consultant to incur.  To the extent that the Company has given general prior written authorization for Consultant to incur expenses but has not given the specifics pertaining thereto, then in order for Consultant to be reimbursed for such expenses, such expenses shall be actual, reasonable and necessary business expenses incurred by Consultant on behalf of the Company, and Consultant must present to the Company documentary evidence, such as a receipt or a paid bill, that states sufficient information to establish the amount, date, place, and the essential character of the expenditure for each such expenditure.  No expenditure will be reimbursed pursuant hereto unless the expense is verified as provided above and approved by the President of the Company or such person designated by the President of the Company.

                3.             Term.  Subject to Section 4 below, the term of this Agreement shall begin on the date hereof and shall continue for one year thereafter.

                4.             Termination.

                                (a)  For Cause.  The Company may, at its election, terminate Consultant’s engagement at any time for just cause, which shall include, without any limitations thereon, the following:  (i) Consultant shall have failed or refused to faithfully, diligently and competently perform the Services under this Agreement or otherwise to have breached any term or provision contained herein; (ii) Consultant shall be disabled or otherwise unable for whatever reason to fully perform the Services hereunder for 60 consecutive days; (iii) Consultant shall be guilty of fraud, dishonesty, or similar acts of misconduct; or (iv) Consultant shall be finally convicted of a felony or a misdemeanor involving moral turpitude.  At any time after the occurrence of an event permitting the Company to terminate Consultant’s engagement pursuant to this Section 4(a), the Company may elect for termination of Consultant’s engagement by notifying Consultant as to the Company’s election to terminate, and thereupon Consultant’s engagement with the Company will terminate on the date specified in the notice or (if no date is specified) upon the delivery of the notice.  Notwithstanding the preceding, upon anyan event permitting the Company to terminate Consultant’s engagement pursuant to this Section 4(a) and in lieu of terminating Consultant’s engagement, the Company may, with or without notice to Consultant, suspend the performance of the Company’s obligations under this Agreement (including, without limitation, the Company’s obligations under Section 2), and while such an event has occurred and has not been cured, (x) the Company shall not be obligated to fulfill, but shall be relieved of, the Company’s obligations under this Agreement (including, without limitation, the Company’s obligations under Section 2), (y) such obligations shall not accrue, and (z) Consultant shall forfeit all rights and remedies with respect thereto.  Notwithstanding anything else contained herein, if the Company suspends any of its obligations to Consultant pursuant to the preceding sentence, the Company may thereafter elect to terminate Consultant’s engagement in accordance with the other provisions of this Section 4(a).

                                (b)  Automatic.  The term of this Agreement shall automatically terminate upon Consultant’s death.

                                (c)  Effect of Termination.  Upon termination of Consultant’s engagement, all rights and obligations under this Agreement shall cease except for (i) the rights, obligations, representations and warranties under Section 5, 6, 7, 8 and 9 hereof, and (ii) the rights and obligations under Section 2 hereof to the extent Consultant has not been compensated for services performed prior to termination (Consultant’s fee to be pro rated for the portion of the pay period prior to termination).

                5.             Representations and Warranties.  Consultant warrants and represents that he has been a director of the Company, and that as such he is familiar with the business and financial condition, properties, operations and prospects of the Company, to his knowledge, he has been given full access to all material information concerning the condition, properties, operations and prospects of the Company, he has had an opportunity to ask such questions of, and to receive such information from, the Company as he has desired and to obtain any additional information necessary to verify the accuracy of the information and data received, and he is satisfied that there is no material information concerning the condition, properties, operations and prospects of the Company, of which he is unaware; he has such knowledge, skill and experience in business, financial and investment matters so that he is capable of evaluating the merits and risks of and an acquisition of Shares; he has reviewed his financial condition and commitments and that, based on such review, he is satisfied that he (a) has adequate means of providing for contingencies, (b) has no present or contemplated future need to dispose of all or any Shares to be acquired, to satisfy existing or contemplated undertakings, needs or indebtedness, (c) is capable of bearing for the indefinite future the economic risk of the ownership of Shares to be acquired, and (d) has assets or sources of income which, taken together, are more than sufficient so that he could bear the loss of the entire value of Shares to be acquired; he is and will be acquiring Shares solely for his own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of Shares; he understands that the Shares to be acquired have not been and are not likely to be registered under the Securities Act of 1933 or any state securities laws and therefore the Shares to be acquired are and will be “restricted” under such laws and may not be resold without registration or an exemption therefrom, and all stock certificates representing Shares to be issued to him will bear a legend to such effect; and he has not offered or sold and will not offer or sell any Shares to be acquired and has no present intention of reselling or otherwise disposing of any Shares to be acquired either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non–occurrence of any predetermined event or circumstance.

                6.             Confidentiality.

                                (a)           “Confidential Information” means and refers to information and materials belonging to the Company that are not generally known outside the Company, including, without limitation, customers and customer lists, pricing policies, operational procedures, sources of supply, methods, formulae, processes, software programs, hardware configurations, know–how, computer programs and access codes, technological information, information relating to the cost of its products and services, marketing strategies, financial statements and projections, and any other information which bears a logical relationship to the Confidential Information described above such that Consultant knows or should logically conclude that the Company regards the information to be Confidential Information.  Confidential Information shall not include any knowledge or information that Consultant already knows as of the date of this Agreement, that is already known to the general public as of the date of this Agreement or that becomes known to the general public after the date of this Agreement through no breach of Consultant’s confidentiality obligations.

                                (b)           Consultant hereby recognizes and acknowledges that Consultant may receive information from, or may develop information on the behalf of, the Company Confidential Information.  Consultant hereby agrees to maintain on a confidential basis all Confidential Information, and Consultant agrees that Consultant shall not, without the prior express written consent of the Company, use for Consultant’s or anyone else’s benefit or disclose to any other person any Confidential Information, except in connection with Consultant’s work on behalf of the Company.  Consultant hereby acknowledges that, as between the Company and Consultant, the Company has the complete, sole and full right, title and interest in and to the Confidential Information, and that Consultant has no rights, expressed or implied, with respect to the foregoing other than those expressly provided for to the contrary in a writing signed by both the Company and Consultant.  Consultant further agrees that Consultant shall, immediately upon the Company’s request, return to the Company all written Confidential Information and all writings regarding oral Confidential Information whether such writings were authorized or not.  Consultant hereby agrees that the confidentiality agreement provided for hereby shall last with respect to any Confidential Information for five years after such Confidential Information is disclosed by the Company to Consultant or developed by Consultant on behalf of the Company, as the case may be.

                7.             Assignment.

                                (a)  Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, “Inventions”) conceived, made or discovered by Consultant, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder, are the sole property of the Company.  Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

                                (b)  Further Assurances.  Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

                8.             Property of the Company.  In addition to the provisions of Section 6 above, Consultant agrees that, upon the expiration or termination of Consultant’s engagement with the Company, Consultant will immediately surrender to the Company all property, equipment, funds, lists, books, records, and other materials of the Company or any affiliate thereof in the possession of or provided to Consultant.

                9.             Indemnification.  Consultant shall protect, indemnify and hold harmless the Company and the Subsidiary from any and all demands, threats, claims, suits, proceedings, actions, causes of actions, damages, injuries, judgements, liabilities, obligations, expenses and costs (including costs of litigation and attorneys’ fees), arising from (a) any breach by Consultant of any agreement, covenant, promise, representation or warranty made by Consultant in this Agreement, or (b) any action or omission constituting negligence or willful misconduct of Consultant in the course of, or connected with, the performance of the Services pursuant hereto.

                10.           Law Governing.  THIS AGREEMENT HAS BEEN ENTERED INTO IN THE STATE OF TEXAS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

                11.           Notices.  Any notice or request herein required or permitted to be given to any party hereunder shall be given in writing and shall be personally delivered or sent to such party by prepaid mail at the address set forth below the signature of such party hereto or at such other address as such party may designate by written communication to the other party to this Agreement.  Each notice given in accordance with this paragraph shall be deemed to have been given, if personally delivered, on the date personally delivered, or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid.

                12.           Headings.  The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

                13.           Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

                14.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.

                15.           Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of each party hereto and his, her or its respective successors, heirs, assigns, and legal representatives, but neither this Agreement nor any rights hereunder may be assigned by any party hereto without the consent in writing of the other party.

                16.           Remedies.  No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  The election of any one or more remedies by any party hereto shall not constitute a waiver of the right to pursue other available remedies.

                IN WITNESS WHEREOF, the undersigned have set their hands hereunto as of the first date written above.

“COMPANY”

HISPANIC TELEVISION NETWORKS, INC.

By:

Name:

Title:

Address:	6125 Airport Freeway, Suite 200
Fort Worth, Texas 76117

“CONSULTANT”

Hector Saldaña

Address:

EXHIBIT 9.3(h)

FORM OF RELEASE

                THIS RELEASE (the “Release”) is made effective this _____ day of ____________________, 2001 by the person whose signature appears under the caption “RELEASOR” on the signature page hereof (such person being referred to hereinafter as “Releasor”) in favor of Cubico.com, Inc., a California corporation (“Released Party”).

RECITALS:

                WHEREAS, Hispanic Television Networks, Inc., a Delaware corporation (“HTVN”), Cubico.com Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of HTVN (the “Subsidiary”), and Cubico have entered into an Agreement and Plan of Merger pursuant to which Cubico will be merged with and into the Subsidiary and the shareholders of Cubico will be issued shares of stock in HTVN (“Shares”); and

                WHEREAS, Releasor is a shareholder of Cubico and has agreed to enter into this Release in connection with the merger of Cubico with and into the Subsidiary (the “Merger”) as an inducement to HTVN’s and the Subsidiary’s agreement to enter into the Merger transaction and to issue Shares to Releasor in connection therewith; and

                WHEREAS, HTVN and the Subsidiary would not have agreed to enter into the Merger transaction or to issue any Shares to Releasor in connection therewith, but for Releasor’s agreement to execute and deliver this Release;

AGREEMENTS:

                NOW THEREFORE, for and in consideration of and as an inducement to HTVN’s and the Subsidiary’s agreement to enter into the Merger transaction and to issue Shares to Releasor, and other independent valuable consideration (the receipt of which Releasor hereby acknowledges), Releasor hereby agrees as follows:

                1.             Releasor and Releasor’s affiliates, agents, heirs, beneficiaries, legal representatives, successors and assigns, has this day released and by these presents do release, acquit and forever discharge Released Party and its officers, directors, shareholders, employees, affiliates, agents, successors and assigns, from any and all Claims.  For purposes of this Release, “Claims” means all demands, complaints, claims, rights, actions, causes of actions, suits, proceedings, damages, judgments, costs, expenses, compensation, promises, agreements, debts, liabilities and obligations of any kind whatsoever, at common law, by statute, contract, or otherwise which Releasor has or might have against a person released hereby, known or unknown, directly or indirectly attributable to any transactions, dealings, or occurrences between such parties prior to the date of this Release, or resulting from any act or omission prior to the date of this Release of any person hereby released.  Notwithstanding the preceding, “Claims” shall not mean or include any matter described on Schedule 1 hereto.

                2.             It is expressly understood and agreed that the terms of this Release are contractual and not merely recitations and that the agreements herein contained are to compromise doubtful and disputed Claims, avoid litigation, and buy peace and that no releases or other consideration given shall be construed as an admission of liability, all liability being expressly denied by each party hereto.

                3.             It is further understood and agreed that this Release contains the entire agreement between the parties and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter hereof.  No oral understandings, statements, promises, or inducements contrary to the terms of this Release exist.  This Release cannot be changed or terminated except in writing signed by all parties hereto.

                4.             IT IS FURTHER UNDERSTOOD AND AGREED THAT THIS RELEASE SHALL BE GOVERNED BY, CONSTRUED UNDER, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

                5.             By execution of this Release, Releasor represents and warrants to Released Party that no Claim that he has, had, might have or might have had in the past against any other person released hereby, has previously been conveyed, assigned, or in any manner transferred, in whole or in part, to any third party.  Releasor expressly represents and warrants to Released Party that he has full authority to enter into this Release and to release any and all Claims he now has, had, might have or might have had in the past against each person released hereby.

                6.             By execution of this Release, Releasor warrants and represents to Released Party that he understands that this is a full, final, and complete settlement with each party released hereby of all known and unknown Claims.

                7.             Should any court, by judgment or decree, determine that this Release does not fully and finally discharge all Claims which Releasor has or might have had against any person released hereby, prior to the date of this Release, then Releasor agrees to reform this document to release any such Claims not hereby released.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                IN WITNESS WHEREOF, the undersigned have set their hands hereunto as of the first date written above.

“RELEASOR”

Name Printed:

                The undersigned set their hands hereunto solely for the purpose of evidencing its acceptance of its rights, benefits and remedies provided for by this Release.

“RELEASED PARTY”

CUBICO.COM, INC.
a California corporation

By:

Name:

Title:

SCHEDULE 1

Exceptions to Release

                The following one or more matters (if any) are not being released pursuant to the Release to which this Schedule 1 is attached:

                1.

EXHIBIT 9.3(i)

FORM OF NON-SOLICITATION AGREEMENT